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Exhibit 4.4

EXECUTION COPY

STOCK PURCHASE AGREEMENT

By and among

MetroPCS Communications, Inc.

and

The Investors named herein

Dated as of August 30, 2005

i

4.3	Fees and Expenses	20
4.4	Notice of Curtain Events	20
Section 5.	Tender Offer Covenants	20
5.1	Pre-Tender Operations of the Company	20
5.2	Tender Offer Closing Efforts	20
5.3	Access; Confidentiality	21
5.4	Exclusivity	21
5.5	Tender Offer Cooperation	22
5.6	Investor Put Right	22
5.7	Tender Offer Conditions	24
5.8	Consents	25
5.9	Investor Covenants	25
Section 6.	General Covenants	25
6.1	Publicity	25
6.2	Financial Information	25
6.3	Properties, Business Insurance	26
6.4	Directors and Officers' Insurance	26
6.5	Compliance with Laws, Payment of Taxes	26
6.6	Investment Banking; Brokerage Fees	26
6.7	Enforcement of Rights	27
6.8	Maintenance of Properties	27
6.9	Reservation of Shares	27
6.10	Tender Offer Cooperation	27
6.11	Post-Closing Acquisition of Securities	27
6.12	Expiration	27
6.13	Foreign Ownership Requirements	28
Section 7.	Conditions Precedent to the Obligations of the Investors	28
7.1	Representations and Warranties	28
7.2	Performance of Obligations	28
7.3	Officer's Certificate	28
7.4	No Material Adverse Effect	28
7.5	No Litigation	28
7.6	Governmental Approvals	28
7.7	Certificate of Correction	29
7.8	Certificate of Incorporation	29
7.9	Authorization	29
7.10	Deliveries by the Company to the Investors	29
7.11	Fees and Expenses	30
Section 8.	Conditions Precedent to the Obligations of the Company	30
8.1	Representations and Warranties	30
8.2	Performance of Obligations	30
8.3	Officer's Certificate	30
8.4	Approvals, Consents and Waivers	30
8.5	No Litigation	30
8.6	Governmental Approvals	30
8.7	Deliveries by the Investors to the Company	31

Section 9.	Termination	31
9.1	Termination	31
9.2	Effect of Termination	32
Section 10.	Survival of Representations and Warranties; Transaction Related Indemnification	32
10.1	Survival of Representations and Warranties	32
10.2	Transaction Related Indemnification	33
10.3	Notice; Payment of Losses; Defense of Claims	34
Section 11.	General	35
11.1	Waivers and Consents; Amendments	35
11.2	Legend on Securities	35
11.3	Governing Law	35
11.4	Section Headings; Construction	35
11.5	Counterparts	36
11.6	Notices and Demands	36
11.7	Dispute Resolution	37
11.8	Consent to Jurisdiction	37
11.9	Remedies; Severability	38
11.10	Integration.	38
11.11	Assignability; Binding Agreement	38
11.12	Certain Definitions	38
11.13	List of Defined Terms	39

EXHIBITS

    Exhibit A — Schedule of Investors
    Exhibit B — Schedule of Stockholders
    Exhibit C — Second Amended and Restated Certificate of Incorporation
    Exhibit D — Form of Second Amended and Restated Stockholders Agreement
    Exhibit E — Form of Escrow Agreement
    Exhibit F — Form of Letter of Transmittal
    Exhibit G — Form of Waiver
    Exhibit H — Certificate of Correction
    Exhibit I — Management Rights Letter
    Exhibit J — Form of Opinion of Counsel
    Exhibit K — Form of Director Indemnification Agreement
    Exhibit L — Form of Joinder Agreement

SCHEDULES

    Schedule 1.6    Tender Offer Allocation Illustration

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of August 30, 2005, by and among MetroPCS Communications, Inc., a Delaware corporation (the "Company"), and the investment partnerships and other investors named in Exhibit A attached hereto (each, an "Investor," and, collectively, the "Investors").

        WHEREAS, all of the outstanding shares of the Company's capital stock on the date hereof are held of record by the stockholders of the Company (the "Stockholders") as set forth in Exhibit B attached hereto;

        WHEREAS, the Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors, 500,000 shares of the Company's Series E Convertible Preferred Stock, par value $0.0001 per share (the "Series E Preferred Stock"), which shares are initially convertible into approximately 1,851,852 shares of Common Stock of the Company, par value $0.0001 per share (the "Common Stock"), subject to certain adjustments as set forth in the Certificate of Incorporation (as defined below), for an aggregate purchase price of $50,000,000, or $100.00 per share;

        WHEREAS, promptly following the Closing (as hereinafter defined), the Investors will commence a tender offer (the "Tender Offer") to purchase (the "Tender Offer Purchase") shares of Common Stock and Series D Convertible Preferred Stock, par value $0.0001 per share (the "Series D Preferred Stock"), from the holders of Common Stock and Series D Convertible Preferred Stock who elect to participate in such Tender Offer (the "Participating Holders"); and

        WHEREAS, in connection with and as a condition precedent to the consummation of the transactions contemplated hereby, among other things (i) on or before the Closing Date, the Company shall amend and restate its certificate of incorporation in the form attached hereto as Exhibit C (the "Certificate of Incorporation"), and (ii) the Company, certain Stockholders and the Investors will enter into a Second Amended and Restated Stockholders Agreement in substantially the form attached hereto as Exhibit D (the "Stockholders Agreement").

        NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Purchase and Sale of Shares

        1.1    Description of Securities.    The Company's authorized capital stock consists of Common Stock, Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock"), Series D Preferred Stock and, upon consummation of transactions contemplated by this Agreement, Series E Preferred Stock. The Common Stock, Class A Common Stock, Series D Preferred Stock and Series E Preferred Stock will, upon consummation of the transactions contemplated by this Agreement, have the rights, preferences and other terms set forth in the Delaware General Corporation Law (the "DGCL"), the Certificate of incorporation in the form attached hereto as Exhibit C and the Stockholders Agreement. For purposes of this Agreement, the shares of Series E Preferred Stock to be acquired by the Investors from the Company hereunder are sometimes referred to as the "Series E Preferred Shares," the shares of Common Stock issuable upon conversion of the Series E Preferred Shares are referred to as the "Common Conversion Shares," and the Series E Preferred Shares and the Common Conversion Shares are sometimes referred to herein as the "Securities."

        1.2    Sale and Purchase.    Upon the terms and subject to the conditions herein, and in reliance on the representations and warranties made by the Company herein, the Investors, jointly (and not separately), hereby agree to purchase from the Company, and the Company hereby agrees to issue and sell to each of the Investors, the number of Series E Preferred Shares set forth opposite the name of each such Investor on Exhibit A hereto, free and clear of any and all Claims (as defined herein), for a total aggregate purchase price of $50,000,000 (the "Purchase Price"), and the Company hereby agrees to grant the Investors the rights set forth herein, in the Stockholders Agreement and in the Certificate of Incorporation.

        1.3    Charter.    Immediately prior to or contemporaneously with the Closing, the Company shall have filed with the Secretary of State of Delaware the Certificate of Incorporation, and the same shall have become effective in accordance with Delaware law.

        1.4    Closing.    The closing of the purchase and sale of the Series E Preferred Shares (the "Closing") shall take place at a mutually agreeable location as soon as reasonably practicable, and in any event within two (2) business days, following the satisfaction or waiver of the closing conditions set forth in Section 7 and Section 8 (the "Closing Date"). At the Closing, the Company shall deliver or cause to be delivered to JPMorgan Chase Bank, N.A. (the "Escrow Agent") on behalf of each of the Investors stock certificates representing the Series E Preferred Shares issued in the name of each such Investor, free and clear of any and all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, voting trusts, encumbrances, rights or restrictions of any nature, other than (i) as provided herein, (ii) as set forth in the Certificate of Incorporation, (iii) pursuant to the Stockholders Agreement and the Escrow Agreement (as defined below), or (iv) arising under the DGCL or applicable state or federal securities laws ("Claims"), against payment of the Purchase Price in cash by the Investors to the Escrow Agent. All cash payments hereunder shall be made by wire transfer of same day available funds to an account specified in writing in advance by the Escrow Agent.

        1.5    Escrow.

        (a)   Pursuant to the terms and conditions of the Escrow Agreement by and among the Company, the Investors and the Escrow Agent, in the form attached hereto as Exhibit E (the "Escrow Agreement"), the Purchase Price and the Series E Preferred Shares shall be held by the Escrow Agent until released as provided in the Escrow Agreement. Notwithstanding the delivery of the Series E Preferred Shares and the Purchase Price to the Escrow Agent to be held pursuant to the Escrow Agreement, the Investors shall be the beneficial and record owners of the Series E Preferred Shares for all purposes and as such shall be entitled to all of the rights of holders of Series E Preferred Shares, including, without limitation, dividend rights and all other rights, privileges and preferences set forth in the Certificate of Incorporation, and the preemptive rights, rights of first refusal and co-sale options set forth in the Stockholders Agreement; provided, however, that in the event of redemption of the Series E Preferred Stock as provided in Section 5.6 hereof, no dividends, accrued or otherwise, or interest (other than the Escrow Interest (as defined below)) shall be payable in connection with such redemption. No Escrow Interest shall be paid to the Company or the Investors until the Purchase Price and the Series E Preferred Shares are delivered by the Escrow Agent in accordance with Section 1.5(b) and the Escrow Agreement.

        (b)   The Escrow Agent shall hold the Purchase Price pursuant to the terms of the Escrow Agreement for the purpose of securing funds to satisfy the Company's obligations to repurchase the Series E Preferred Shares pursuant to Section 5.6. The Escrow Agent shall hold the Series E Preferred Shares, the Purchase Price and the Escrow Interest until (i) the Put Right has expired, in which case the Escrow Agent shall promptly deliver the Series E Preferred Shares to the Investors and the Purchase Price, together with the Escrow Interest, to the Company, or (ii) the Put Right is exercised in accordance with Section 5.6, in which case the Escrow Agent shall promptly deliver the Series E Preferred Shares to the Company and the Purchase Price, together with the Escrow Interest, to the Investors. Each party hereto shall give a written instruction to the Escrow Agent promptly after the occurrence of any event set forth in clauses (i) or (ii) above to effect any such release. The Purchase Price shall be held by the Escrow Agent as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed or paid in accordance with the terms of this Agreement and the Escrow Agreement. The fees and expenses of the Escrow Agent shall be paid 50% by the Company and 50% by the Investors.

        (c)   The Escrow Agent shall invest the Purchase Price and any interest, dividends, income or other proceeds earned on the Purchase Price (the "Escrow Interest") in interest-bearing (i) government securities, (ii) AAA rated money market funds, and/or (iii) AI/PI or better rated commercial paper, as directed by the Company.

        1.6    Tender Offer.    Subject to the Tender Offer Conditions (as defined herein), the Investors jointly (and not separately) agree to complete the Tender Offer and consummate the purchase of the Tendered Securities (as defined herein) in the following manner:

          (a)   The Investors will offer:

              (i)  for each share of Series D Preferred Stock, $23.59 per share of Common Stock issuable upon conversion of each share of Series D Preferred Stock and issuable upon conversion of the accumulated but unpaid dividends thereon through (and including) the Tender Offer Closing Date;

             (ii)  for each share of Common Stock (including shares of Common Stock issuable upon the exercise of Options (as defined below)), $21.46 (collectively, the prices for the Series D Preferred Stock and Common Stock, the "Tender Prices").

          (b)   Promptly following the Closing (but in no event later than September 2, 2005 (provided, that, if the Investors are unable to launch the Tender Offer by such date due to the failure of the Company to provide to the Investors any information reasonably requested by the Investors for inclusion in the Offer Materials, such date will be extended until the date the Company provides such information, but in no event later than September 7, 2005), the Investors shall commence the Tender Offer by mailing the appropriate tender offer materials, as legally required and otherwise deemed necessary and appropriate by the Investors, including a Letter of Transmittal substantially in the form attached hereto as Exhibit F (the "Offer Materials"), to all of the holders of (i) Common Stock, (ii) vested options to purchase Common Stock (the "Options"), (iii) warrants to purchase Common Stock ("Warrants"), and (iv) Series D Preferred Stock (collectively, such holders, the "Eligible Holders").

          (c)   The Investors will provide the Eligible Holders with a period of at least twenty (20) business days from the date of the mailing of the Offer Materials (or such additional period as is required by law in the event of any amendments to the Tender Offer or related materials) (the end of such twenty (20) business day or later period, the "Expiration Date") to tender shares of Common Stock (including Common Stock issuable upon the exercise of Options and Warrants) or Series D Preferred Stock (collectively, the "Tendered Securities") to the Investors in exchange for a cash payment of the applicable Tender Price.

          (d)   The Investors may only purchase Tendered Securities to the extent that the shares of capital stock of the Company beneficially held by the Investors and their co-investors pursuant to Section 1.6(i) after giving effect to such purchase, together with the Series E Preferred Stock and any Options, Warrants or rights to acquire capital stock of the Company held by the Investors and their co-investors, would not equal or exceed 33 1/3% of the shares of Common Stock, Series D Preferred Stock and Series E Preferred Stock, taken as a whole (calculated assuming conversion of all shares of Class A Common Stock, Series D Preferred Stock and Series E Preferred Stock to Company Stock at the then applicable conversion ratio), that are outstanding as of the Tender Offer Closing Date. Each Purchaser shall purchase an equal amount of the Tendered Securities as the other Purchaser until each such Purchaser has purchased Tendered Securities with an aggregate Tender Price equal to $175,000,000, and no co-investor pursuant to Section 1.6(i) may purchase Tendered Securities until the Purchasers have purchased, in the aggregate, Tendered Securities with an aggregate Tender Price equal to at least $450,000,000.

          (e)   To the extent that a sufficient amount of Tendered Securities are tendered, the Investors will purchase shares of Series D Preferred Stock with a minimum aggregate Tender Price of $201,000,000 (the "Series D Preferred Stock Minimum Amount") and shares of Common Stock (including Common Stock issuable upon the exercise of Options, but excluding shares of Common Stock purchased from employees of the Company, for whom the limits set forth in Section 1.6(g) are waived, in excess of such twenty-five percent (25%) limits) with a minimum aggregate Tender Price of $249,000,000 (the "Common Stock Minimum Amount"); provided that:

              (i)  if the number of Tendered Securities is not sufficient to reach such minimum amounts for either or both classes of such securities, the Investors shall purchase (A) all of the Tendered Securities of the undersubscribed class or classes and (B) subject to Section 1.6(d), sufficient Tendered Securities of any oversubscribed class so that the aggregate Tender Prices for the Tendered Securities purchased equals at least the lesser of the aggregate Tender Prices for all Tendered Securities or $400,000,000;

             (ii)  subject to Section 1.6(d), the Investors may elect, in their sole discretion, to purchase additional Tendered Securities of either class in excess of such minimum amounts, provided that, the Purchasers will accept shares of Common Stock (including Common Stock issuable upon the exercise of Options, but excluding shares of Common Stock purchased from employees of the Company, for whom the limits set forth in Section 1.6(g) are waived, in excess of such twenty-five percent (25%) limits) and Series D Preferred Stock in the same ratio as the Common Stock Minimum Amount and the Series D Preferred Stock Minimum Amount bear to each other, provided, further, however that after the Purchasers have elected to purchase shares of both classes based on such ratio such that all of the shares of one of the oversubscribed classes are to be purchased, then the Purchasers may, in their sole discretion, elect to purchase any amount of the excess Tendered Securities of the other oversubscribed class.

          Subject to Section 1.6(g), if Tendered Securities in excess of the minimum required purchase amounts for either the Series D Preferred Stock or Common Stock (including Common Stock issuable upon the exercise of Options) are tendered and the Investors do not elect to purchase all such additional Tendered Securities in such class, the shares of such class that the Investors elect to purchase shall be allocated, among the Eligible Holders of such class such that each Eligible Holder, together with its Affiliates, shall be entitled to sell to the Investors a number of shares of such class equal to the lesser of (x) the total number of Tendered Securities of such class tendered by such Eligible Holder and its Affiliates, and (y) except as may be waived by the Investors for employees of the Company who enter into a tender and support agreement with the Investors, the Maximum Percentage for such class multiplied by all shares of such class held by such Eligible Holder and its Affiliates (with the number of shares of Common Stock held by such Eligible Holder and its Affiliates calculated including Common Stock issuable upon the exercise of Options held by such Eligible Holder and its Affiliates, and the number of shares of Series D Preferred Stock calculated on an as-converted basis). Shares to be purchased from any Eligible Holder and its Affiliates may be allocated among such Eligible Holder and its Affiliates as they may direct. As used herein, the "Maximum Percentage" of a class of Tendered Securities shall equal the highest percentage of such class that any Eligible Holder and its Affiliates are allowed to sell in the Tender Offer based on the maximum number of shares of such class that the Investors elect to purchase in accordance with the terms hereof and the Tender Offer Material (with the number of shares of Common Stock held by such Eligible Holder and its Affiliates calculated including Common Stock issuable upon the exercise of Options and Warrants held by such Eligible Holder and its Affiliates, and the number of shares of Series D Preferred Stock calculated on an as-converted basis). Attached hereto as Schedule 1.6 is an example illustrating how the calculations required by the foregoing sentence will be made.

          (f)    Subject to Section 1.6(g), the terms of the Tender Offer shall provide, among other things set forth herein, that:

              (i)  each Eligible Holder holding Common Stock may specify (A) which shares of Common Stock (including which shares of Common Stock issuable upon the exercise of Options and Warrants) held by such Eligible Holder are tendered, and (B) of such tendered shares, which shares of such Common Stock tendered by such Eligible Holder shall be purchased first by the Investors if less than all of such shares of Common Stock are purchased by the Investors (i.e., the order of priority for sale of such Eligible Holder's tendered Common Stock);

             (ii)  if the Investors are to purchase from any Eligible Holder less than all of the Series D Preferred Stock held by such Eligible Holder and such Eligible Holder holds shares of Series D Preferred Stock that were issued, or deemed issued (for the purpose of calculating the dividends accrued on such shares), on more than one date, then the shares purchased from such Eligible Holder shall be allocated among the shares issued, or deemed issued, on more than one date, pro rata based upon the total number of shares of Series D Preferred Stock held by such Eligible Holder and issued, or deemed issued, on each such date; and

            (iii)  each Eligible Holder of an Option may tender all or any whole number of the shares of Common Stock issuable upon exercise of such Option (whereby at such Eligible Holder's discretion the Eligible Holder may obtain the applicable exercise price consideration through a third-party) and may exercise such Option, or portion thereof, at such Eligible Holder's option contingent on the purchase of the underlying shares in the Tender Offer.

          (g)   Notwithstanding anything to the contrary above, except as may otherwise be waived by the Investors, no Eligible Holder who is an employee (together with his or her Affiliates) of the Company or its Subsidiaries shall be entitled to sell in the Tender Offer Tendered Securities which in the aggregate exceed more than twenty-five percent (25%) of the aggregate amount of capital stock of the Company held by such employee and his or her Affiliates on a fully diluted basis. For purposes of this Section 1.6, all shares of Common Stock, and all shares of Common Stock subject to Warrants and vested and unvested Options, shall be included when determining the total amount of capital stock held by an Eligible Holder who is an employee of the Company.

          (h)   Promptly following the Expiration Date, on a date determined in accordance with the Tender Offer and in any event on or prior to November 1, 2005 (the "Tender Offer Closing Date"),and upon the terms and subject to the conditions of the Tender Offer, the Investors shall purchase from the Participating Holders, at the Tender Prices and in accordance with this Section 1.6, the Tendered Securities free and clear of all Claims.

          (i)    Subject to Section 1.6(d), the Purchasers may designate one or more co-investors, subject to each co-investor being reasonably acceptable to the Company before the Expiration Date, who shall be permitted to purchase Tendered Securities in the Tender Offer after the Investors have purchased, in the aggregate, Tendered Securities with an aggregate Tender Price equal to at least $450,000,000; provided, that each such co-investor shall execute a joinder agreement substantially in the form attached hereto as Exhibit L prior to any such purchase.

          (j)    Notwithstanding anything in this Agreement to the contrary, in no event shall the Investors or any co-investors be obligated to purchase any shares of Common Stock that are subject to vesting.

        1.7    Use of Proceeds.    The proceeds from the sale of the Series E Preferred Shares shall initially be held in escrow pursuant to the Escrow Agreement. If released to the Company, the Company shall apply the proceeds from the sale of the Series E Preferred Shares for general corporate purposes; provided that such proceeds shall not be used to repay any indebtedness of the Company and its Affiliates for borrowed money.

        1.8    Further Assurances.    The Company and the Investors from time to time after the Closing, at the request of any other party hereto and without further consideration, shall execute and deliver further instruments of transfer and assignment in a form reasonably acceptable to the parties thereto and take such other action as a party may reasonably require to more effectively transfer and assign to, and vest in, the Investors, the Securities and all rights thereto, and to fully implement the provisions of this Agreement.

Section 2. Representations and Warranties of the Company

        In order to induce the Investors to enter into this Agreement and consummate the purchase of the Series E Preferred Stock, the Company hereby makes to the Investors the representations and warranties contained in this Section 2. Such representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to the Investors pursuant to this Agreement (the "Disclosure Schedule") and, unless otherwise stated, are made as of the date hereof and the Closing Date. For purposes hereof unless otherwise indicated or the context otherwise requires, all references to the Company shall include all Subsidiaries (as defined herein) of the Company. References to the knowledge or awareness of the Company are deemed to mean the actual knowledge of the Chief Executive Officer, Executive Vice President, Senior Vice President, and Chief Financial Officer, Vice President, General Counsel and Secretary, and Vice Presidents-General Managers for the Company's regional offices in their capacity as officers and not individually.

        2.1    Organization and Corporate Power.    The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified or registered to do business as a foreign corporation (a) in each jurisdiction listed in Section 2.1 of the Disclosure Schedule and (b) in each jurisdiction in which the failure to be so duly qualified or registered has had, or would reasonably be expected to have, a Material Adverse Effect. "Material Adverse Effect" shall mean any event, change, violation, inaccuracy, circumstance or effect that is materially adverse to the assets, liabilities, condition (financial or other), business, consolidated results of operations or prospects of the Company and its Subsidiaries, taken as a whole, but shall exclude any event, change, violation, inaccuracy, circumstance or effect disclosed to or known to either Investor as of the date hereof or which affects the wireless industry generally. The Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby, including the issuance of the Securities. The copies of the Certificate of Incorporation, as amended as of the Closing Date and certified by the Secretary of State of Delaware, and the bylaws of the Company (the "Bylaws"), certified by the Secretary of the Company, furnished to the Investors by the Company on the Closing Date, will be correct and complete as of the date thereof, and the Company is not in violation of any term of the Certificate of Incorporation or Bylaws.

        2.2    Authorization and Non-Contravention.    This Agreement constitutes, and all agreements, documents and instruments executed and delivered by the Company pursuant hereto when executed and delivered shall constitute, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor's rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto, the issuance and delivery of the Series E Preferred Shares, and, upon conversion of the Series E Preferred Shares, the issuance and delivery of the Common Conversion Shares, have been, or shall be, prior to the Closing, duly authorized by all necessary corporate action of the Company. The Company's execution and delivery of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto, the Company's issuance and delivery of the Series E Preferred Shares, and, upon conversion of the Series E Preferred Shares, the Company's issuance and delivery of the Common Conversion Shares and the Company's performance of the transactions contemplated by this Agreement relating to the sale and issuance of the Series E Preferred Stock and such other agreements, documents and instruments contemplated hereby, do not and will not: (i) violate, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any contract or obligation to which the Company is a party or by which its assets are bound other than any such violations, conflicts or defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (ii) violate, conflict with or constitute or result in a violation of or default under any provision of the Certificate of Incorporation or Bylaws, or cause the creation of any Claim upon any of the assets of the Company; (iii) materially violate, conflict with or result in a material violation of or a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company; or (iv) require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party, except for the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1974 or any successor statute, as amended and in effect from time to time the "HSR Act"), and such qualifications or filings under applicable securities or regulatory laws as may be required in connection with the transactions contemplated thereby.

        2.3    Corporate Records.    To the knowledge of the Company, the corporate record books of the Company accurately reflect in all material respects the corporate action taken by its stockholders and board of directors and committees. The copies of the corporate records of the Company, as furnished to the Investors, are in all material respects true and complete copies of the originals of such documents.

        2.4    Capitalization.    Immediately prior to the Closing, the authorized capital stock of the Company will consist of (i) 300,000,000 shares of Common Stock, (ii) three hundred (300) shares of Class A Common Stock, and (iii) 25,000,000 shares of Preferred Stock, (a) 4,000,000 shares of which are designated as Series D Preferred Stock, and (b) 500,000 shares of which are designated as Series E Preferred Stock. As of August 31, 2005, each Stockholder's shares of Series D Preferred Stock will be convertible into that number of shares of Common Stock as set forth on Exhibit B. The relative rights, preferences and other provisions relating to the Common Stock, Class A Common Stock, Series D Preferred Stock and Series E Preferred Stock will be, as of the Closing Date, as set forth in the Certificate of Incorporation and the Stockholders Agreement, All of the issued and outstanding shares of capital stock of the Company as of the date hereof are held of record by the Stockholders in the amounts as set forth on Exhibit B attached hereto. Exhibit B also sets forth for each Stockholder holding Series D Preferred Stock (1) the date of issuance of each Converted Share (as defined in the Certificate of Incorporation) that was exchanged for shares of Series D Preferred Stock now held by such Stockholder; (2) the accrued dividends on each share of Series D Preferred Stock as of August 31, 2005; and (3) the number of shares that each share of Series D Preferred Stock, will be convertible into as of August 31, 2005 (assuming no payment of cash dividends were made).

        (a)   As of the date hereof, the Company has reserved 12,321,500 shares of Common Stock for issuance under the Company's Second Amended and Restated 1995 Stock Option Plan ("1995 Stock Option Plan"), of which options to purchase 11,186,910 shares of Common Stock are outstanding as of the date of this Agreement, and 4,700,000 shares of Common Stock for issuance under the Company's 2004 Equity Incentive Compensation Plan ("2004 Equity Plan" and together with the 1995 Stock Option Plan, the "Employee Option Plans"), of which options to purchase 589,806 shares of Common Stock are outstanding as of the date of this Agreement. Section 2.4(a) of the Disclosure Schedule sets forth the name of each holder of options under the Employee Option Plans as of the date hereof, together with the number of shares for which such options are exercisable with respect to each holder, the applicable vesting schedule, if any, and the applicable exercise price, in each case as of the date hereof.

        (b)   As of the date hereof, the Company has reserved 1,073,640 shares of Common Stock for issuance pursuant to the exercise of warrants to acquire or receive shares of Common Stock. Section 2.4(b) of the Disclosure Schedule sets forth as of the date hereof the name of each holder of warrants for Common Stock, together with the total number of shares for which such warrants are exercisable with respect to each holder, the applicable vesting schedule, if any, and the applicable exercise price, in each case as of the date hereof.

        (c)   Except as disclosed in Section 2.4 of the Disclosure Schedule, or as set forth in the Stockholders Agreement, the Company's certificate of incorporation, or the Employee Option Plans, as of the date hereof, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. Except as set forth in the Employee Option Plans or as disclosed in Section 2.4 of the Disclosure Schedule, as of the date hereof, none of the options, warrants, subscriptions, commitments, agreements, arrangements or rights disclosed in Section 2.4 of the Disclosure Schedule is subject to accelerated vesting by reason of the transactions contemplated hereby. Except as disclosed in Section 2.4 of the Disclosure Schedule or as contained in the Company's certificate of incorporation or the Stockholders Agreement, as of the date hereof, the Company has no obligation to purchase, redeem, or otherwise acquire any of its capital stock or any interests therein, and has not redeemed any shares of its capital stock in the past three (3) years. Except as set forth in Section 2.4 of the Disclosure Schedule, as of the Closing, and after giving effect to the transactions contemplated hereby, all of the outstanding shares of capital stock of the Company will have been duly and validly authorized and issued, fully paid and non-assessable and will have been offered, issued, sold and delivered in compliance with federal securities laws. As of the Closing, and after giving effect to the transactions contemplated hereby, other than rights set forth herein or in Section 2.4 of the Disclosure Schedule, in the Certificate of Incorporation, in the Stockholders Agreement, in this Agreement or in the Employee Option Plans and except as provided herein, the Company is not a party to any (i) preemptive rights, rights of first refusal, rights of first offer, rights of recission, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company's capital stock or any interests therein, (ii) rights to have the Company's capital stock registered for sale to the public in connection with the laws of any jurisdiction and (iii) documents, instruments or agreements relating to the voting of the Company's voting securities or restrictions on the transfer of the Company's capital stock. The Company will, upon consummation of the transactions contemplated by this Agreement, have authorized and reserved a sufficient number of shares of Common Stock necessary to satisfy the rights of conversion of the holders of Series E Preferred Stock and Series D Preferred Stock as set forth in Exhibit C hereto as of the Closing Date.

        2.5    Subsidiaries; Investments.    The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity, except as set forth in Section 2.5 of the Disclosure Schedule. Each of the Subsidiaries is wholly-owned, directly or indirectly, by the Company or its other Subsidiaries and there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of any such Subsidiary. Except as set forth on Section 2.5 of the Disclosure Schedule, the Company has not made any investment and does not hold any interest in any person, including, without limitation, any officer, director or stockholder of the Company.

        2.6    Financial Statements.    The Company has previously furnished to the Investors and attached hereto on Section 2.6 of the Disclosure Schedule copies of the following financial statements: (i) the Company's unaudited balance sheets for the fiscal years ended December 31, 2003, and December 31, 2002 and the related unaudited statements of income, statements of stockholders equity and cash flows for the fiscal years then ended, and (ii) the Company's unaudited balance sheet as of December 31, 2004 and the related unaudited statement of income for the twelve-month period then ended and the Company's unaudited balance sheet as of June 30, 2005 and the related unaudited statement of income, statements of stockholders equity and cash flows for the six-month period then ended; provided, however, that the Investors acknowledge and agree that all such financial information is subject to restatement, and such restatements may be material. The Company's unaudited balance sheet as of June 30, 2005 is referred to herein as the "Base Balance Sheet." The Base Balance Sheet is consistent in all material respects with the books and records of the Company and fairly present the financial position of the Company as of the date thereof, subject to normal and recurring year end adjustments in the case of any such financial statements that are unaudited; provided, however, that any such normal and recurring year end adjustments, individually or in the aggregate, will not have a Material Adverse Effect; and provided, further, that such financial statements, including the Base Balance Sheet, may not be presented in accordance with generally accepted accounting principles of the United States ("GAAP") and are unaudited and subject to restatement and such restatement may be material.

        2.7    Absence of Undisclosed Liabilities.    As of the date hereof, the Company does not have any material liabilities, contingent or otherwise, except liabilities or obligations (i) stated or adequately reserved against in the Base Balance Sheet, (ii) incurred as a result of or arising out of the transactions contemplated under this Agreement, (iii) incurred in the ordinary course of business since the date of the Base Balance Sheet, (iv) incurred in the ordinary course of business and not required under GAAP to be reflected in the Base Balance Sheet, (v) as set forth in Section 2.7 of the Disclosure Schedule, (vi) under the Lucent Contract, (vii) purchase orders for handsets or other goods or services entered into in the ordinary course of business, (viii) litigation reserves, or (ix) which, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect.

        2.8    Absence of Certain Developments.    Other than the transactions contemplated hereby or related hereto, since the date of the Base Balance Sheet, the Company has conducted its business in all material respects only in the ordinary course consistent with past practice and, except as set forth in Section 2.8 of the Disclosure Schedule, there has not been:

          (a)   a Material Adverse Effect;

          (b)   any material mortgage, lien or other encumbrance placed on any of the properties of the Company, other than (i) in the ordinary course of business, (ii) purchase money liens and liens for taxes not yet due and payable and (iii) the Senior Secured Credit Facility;

          (c)   any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any properties or assets by the Company involving the payment or receipt of more than $5,000,000 or which were not entered into in the ordinary course of business;

          (d)   any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock;

          (e)   any labor trouble or claim of unfair labor practices involving the Company which would reasonably be likely to result in a Material Adverse Effect, any change in the compensation payable or to become payable by the Company to any of its officers or employees other than normal merit increases to officers in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers other than in the ordinary course of business, or any establishment or creation of any employment, deferred compensation or severance arrangement or employee benefit plan with respect to such persons or the amendment of any of the foregoing;

          (f)    any resignation, termination or removal of any executive officer of the Company or material loss of key personnel of the Company or material change in the terms and conditions of the employment of the Company's executive officers or key personnel, in each case which occurred on or prior to the date of this Agreement;

          (g)   any payment or discharge of a material lien or liability of the Company which was not reflected on the Base Balance Sheet or incurred in the ordinary course of business;

          (h)   any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company, including any write-off or compromise of any accounts receivable other than (i) in the ordinary course of business consistent with past practice, (ii) under the Lucent Contract, (iii) purchase orders for handsets and other goods and services entered into in the ordinary course of business, (iv) litigation reserves, or (v) such contingent liabilities or waivers which, individually or in the aggregate, would not reasonably be likely to result in a Material Adverse Effect;

          (i)    any obligation or liability incurred by the Company to any of its executive officers, directors, stockholders holding ten percent (10%) or greater of the fully diluted equity of the Company ("10% or Greater Stockholder"), or any loans or advances made by the Company to any of its executive officers, directors or 10% or Greater Stockholders, except normal compensation and expense allowances payable to the executive officers, directors or 10% or Greater Stockholders in the ordinary course of business;

          (j)    any change in accounting methods or practices, collection policies, pricing policies or payment policies of the Company that is, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect;

          (k)   any amendment or termination of any Material Contract (as defined below);

          (l)    any other transaction entered into by the Company for which the fair market value of the consideration exceeds $5,000,000 other than transactions in the ordinary course of business or which, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect;

          (m)  except as provided in or contemplated by this Agreement, any amendment to the Company's certificate of incorporation or Bylaws;

          (n)   any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through (m) above.

        2.9    Transactions with Affiliates.    Except for (i) the Stockholders Agreement, (ii) the Employee Option Plans, (iii) such other employment and compensation arrangements, or (iv) as disclosed in Section 2.9 of the Disclosure Schedule, there are no loans, leases or other agreements or transactions between the Company or any present 10% or Greater Stockholder, director, executive officer or key employee of the Company, or to the knowledge of the Company, any member of such executive officer's, director's, key employee's or 10% or Greater Stockholder's immediate family, or to the knowledge of the Company any person controlled by such executive officer, director, or 10% or Greater Stockholder or his or her immediate family where the Company is obligated to pay in excess of $250,000. Except as set forth in Section 2.9 of the Disclosure Schedule, no 10% or Greater Stockholder, director or executive officer of the Company, or to the knowledge of the Company, any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, a 10% or greater interest in, or serves as a key officer or director or in another similar capacity of, any competitor or material supplier of the Company, or any organization which has a material contract or arrangement with the Company. For purposes of this Section 2.9, a "competitor" of the Company shall mean a broadband personal communications service ("PCS") provider serving a market area with a substantial overlap with any market served by the Company.

        2.10    Properties.    Except as disclosed in Section 2.10 of the Disclosure Schedule, or which arise under the Lucent Contract or any purchase money security interest arising in the ordinary course of business, the Company has good and valid title to all of its assets and, as of the date of the Base Balance Sheet, to those assets reflected on the Base Balance Sheet or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of Claims, except as set forth on Schedule 2.10 of the Disclosure Schedule or for Permitted Liens or liens for Taxes (as hereinafter defined) not yet due and payable, and liens and encumbrances that, individually or in the aggregate, do not, and would not reasonably be expected to, result in a Material Adverse Effect. Except for such acts or failures to act that in the aggregate have not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect, all equipment included in such properties which is necessary to the business of the Company is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter to the lease (other than those the failure of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect). The property and assets of the Company, including the Licenses (as defined herein), are sufficient for the conduct of its business as presently conducted (except to the extent that the unavailability of such property and assets, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect). Except as set forth in Section 2.10 of the Disclosure Schedule, the Company does not own any real property or interests in real property other than its leasehold interests.

        2.11    Tax Matters.    Except as set forth in Section 2.11 of the Disclosure Schedule:

          (a)   The Company has timely and properly filed all material federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such tax returns filed by the Company are true, correct and complete in all material respects. The Company has paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation, income taxes, alternative minimum taxes, excise taxes, sales taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not, except Taxes which have not yet accrued or otherwise become due and Taxes which are being contested in good faith through appropriate proceedings or to the extent that the failure to make any such payments, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. All Taxes and other assessments and levies which the Company was or is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities, except for Taxes that are being contested in good faith by appropriate proceedings or to the extent that the failure to do withhold, collect or make such payments, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 2.11 of the Disclosure Schedule: (i) the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection; (ii) the Company has not received written notice of any audit or of any proposed deficiencies from the Internal Revenue Service (the "IRS"); and (iii) neither the IRS nor any other taxing authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company any material deficiency or material claim for additional Taxes or interest thereon or penalties in connection therewith. Except as set forth in Schedule 2.11 of the Disclosure Schedule, the Company has never been a member of an affiliated group of corporations filing a combined federal income tax return (other than a group of entities of which the Company is the common parent) nor does the Company have any liability for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of foreign, state or local law) or otherwise. The Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), concerning collapsible corporations. The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing arrangement. The Company is not a "Foreign Person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

          (b)   The taxable year of the Company for federal and state income tax purposes is the fiscal year ended December 31st.

          (c)   The Company has never been (i) a passive foreign investment company, (ii) a foreign personal holding company, (iii) a foreign sales corporation, (iv) a foreign investment company or (v) a person other than a United States person, each within the meaning of the Code.

          (d)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date which required inclusions and exclusions, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect as a result of any:

            (i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;

            (ii)   "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

            (iii)  installment sale or open transaction disposition made on or prior to the Closing Date; or

            (iv)  prepaid amount received on or prior to the Closing Date.

          (e)   Section 2.11 of the Disclosure Schedule sets forth the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the Company and each of its Subsidiaries.

          (f)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361, except where the liability to the Company resulting from such distributions, individually or in the aggregate, has not had a Material Adverse Effect.

        2.12    Certain Contracts and Arrangements.    Except as set forth in Section 2.12 of the Disclosure Schedule (with the Investors having been given the opportunity to review true and correct copies of each agreement referred to therein), the Company is not a party or subject to or bound by:

          (a)   any contract, lease or agreement (other than under the (i) Lucent Contract, (ii) purchase orders for handsets and other goods and services entered into in the ordinary course of business, and (iii) litigation reserves) involving a unperformed commitment or payment by the Company in excess of $5,000,000 which is not cancelable by the Company without penalty on not less than ninety (90) days notice;

          (b)   any material indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing, except for the Senior Secured Credit Facility;

          (c)   as of the date immediately preceding the Closing Date, except for the Stockholders Agreement, the Certificate of Incorporation and the Employee Option Plans (and the agreements entered into thereunder), any stock redemption or purchase agreements or relating to the capital stock of the Company, including, without limitation, any agreement with any stockholder of the

  Company which includes anti-dilution rights, registration rights, voting rights, operating covenants or similar provisions;

          (d)   except for the Employee Option Plans and Employment Benefit Programs, any pension, profit sharing, retirement or stock option plans;

          (e)   any joint venture, partnership, manufacturer, development or supply agreement or other agreement which involves a sharing of revenues, profits or losses by the Company with any other Person, except where such payments by the Company, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

          (f)    any material acquisition, merger or similar agreement in excess of $5,000,000 (except where the only performance outstanding is for indemnity);

          (g)   any collective bargaining agreement or other agreement with any labor union or other employee representative of a group of employees;

          (h)   any material contract with any governmental entity; or

          (i)    any material contract not executed in the ordinary course of business.

        Except as provided on Section 2.12 of the Disclosure Schedule, all such contracts, agreements, leases and instruments (collectively, the "Material Contracts") are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and, to the knowledge of the Company, of the other parties thereto, and are enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor's rights generally and subject to general principles of equity, regardless of whether considered in a proceeding or equity or law, and except where any defaults or unenforceability, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Company has no knowledge of any written notice or overt threat to terminate any such Material Contracts. Neither the Company nor, to the knowledge of the Company, any other party is in default in complying with any provisions of any Material Contracts, except for such defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and the Company has no knowledge of any condition or event or fact which, with notice, lapse of time or both, would constitute a default thereunder on the part of the Company, except for any such default, condition, event or fact that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

        2.13    Intellectual Property.    The Company owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property material to its business, and, to the extent the Company holds title to such Intellectual Property, the use thereof by the Company does not infringe upon the rights of any other Person, except for any such failure to own, be licensed or infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

        2.14    Litigation.    Except as set forth in Section 2.14 of the Disclosure Schedule, there is no litigation or governmental or administrative proceeding (except for proceedings affecting the wireless industry generally) or, to the knowledge of the Company, investigation pending or threatened in writing against the Company or affecting the properties or assets of the Company, or, as to matters related to the Company, to the knowledge of the Company, against any executive officer, director or key employee of the Company in their respective capacities in such positions that if determined adversely, would reasonably be expected to result in a Material Adverse Effect. Section 2.14 of the Disclosure Schedule includes a description of all litigation, claims, proceedings or, to the Company's knowledge, investigations involving the Company or, to the Company's knowledge, any of its officers, directors, stockholders or key employees in connection with the business of the Company occurring, arising or existing during the past twelve (12) months.

        2.15    Labor Matters.    The Company is and heretofore has been in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, occupational safety and health, and wages and hours, except where any failure to so comply, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. Except as set forth in Section 2.15 of the Disclosure Schedule, there are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of the Company, threatened in writing against or involving the Company which if determined adversely, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Company is, and at all times the Company has been, in compliance in all respects with the requirements of the Immigration Reform Control Act of 1986, except in the foregoing cases where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 2.15 of the Disclosure Schedule, there are no changes pending or, to the knowledge of the Company, threatened with respect to (including, without limitation, the resignation of), the senior management or key employees of the Company nor has the Company received any notice or information concerning any prospective change with respect to such senior management or key employees which if determined adversely, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Within the last 180 days, the Company has not implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, amended, or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations are currently contemplated.

        2.16    Permits; Compliance with Laws.    Except as set forth in Section 2.16 of the Disclosure Schedule, the Company has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "Permits") necessary to permit it to own its property and to conduct its business as it is presently conducted and all such Permits are valid and in full force and effect, except in the foregoing cases where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 2.16 of the Disclosure Schedule, the Company is now in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any U.S. federal, state, municipal, non-U.S. or other governmental authority, which apply to the conduct of its business, except where, individually or in the aggregate, the failure to so comply would not reasonably be expected to have a Material Adverse Effect. The Company has not been in the past year, and is not currently, subject to any material judgment or any material consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company.

        2.17    Employee Benefit Programs.

        (a)   The Company does not maintain or contribute to and for the past five (5) years has not maintained or contributed to, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any fringe benefit, stock option, equity-based compensation, phantom stock, bonus or incentive plan, severance pay policy or agreement, retirement, pension, profit sharing or deferred compensation plan or agreement, or any similar plan or agreement or any plan or arrangement providing compensation to employees or non-employee directors (an "Employee Benefit Program") other than the Employee Benefit Programs identified and described in Section 2.17(a) of the Disclosure Schedule attached hereto. The terms and operation of each such Employee Benefit Program comply and have heretofore complied in all respects with all applicable laws and regulations relating to each such Employee Benefit Program except for any failures to comply which would, individually or in the aggregate, not reasonably be expected to result in a Material Adverse Effect. There are no unfunded obligations of the Company under any Employee

Benefit Program. The Company is not required to make any payments or contributions to any Employee Benefit Program pursuant to any collective bargaining agreement or, to the knowledge of the Company, any applicable labor relations law, and all Employee Benefit Programs are terminable at the discretion of the Company without liability to the Company upon or following such termination. Except as described in Section 2.17(a) of the Disclosure Schedule or in connection with a severance or settlement agreement relating to individual employees, the Company has never maintained or contributed to any Employee Benefit Program providing or promising any health or other nonpension benefits to employees after their employment terminates other than as required by part 6 of subtitle B of Title I of ERISA. With respect to any Employee Benefit Program, to the knowledge of the Company, there has occurred no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law which could result, directly or indirectly, in any Taxes, penalties or other liability to the Company, except those that would reasonably be expected to result in a Material Adverse Effect. No litigation, arbitration or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened in writing with respect to any such Employee Benefit Program, except those that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

        (b)   Each Employee Benefit Program which has ever been maintained by the Company and which has been intended to qualify under Section 401 (a) or 501 (c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section or the time period for submitting a determination letter request and adopting retroactive amendments under Code Section 401 (b) and the corresponding regulations is open as of the Closing Date and each such Employee Benefit Plan has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Benefit Program through and including the Closing Date (or, if earlier, the date that all of such Employee Benefit Program's assets were distributed). No event or omission has occurred which would reasonably be expected to cause any such Employee Benefit Program to lose its qualification under the applicable Code section. Except as set forth in Section 2.17(b) of the Disclosure Schedule, the Company has never maintained any Employee Benefit Program which has been subject to Title IV of ERISA or Code Section 412, including, but not limited to, any "multiemployer plan" (as defined in Section 3(37) or Section 4001(a)(3) of ERISA). Each reference to "Company" in this Section 2.17 also refers to any other entity which would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "Controlled Group" as the Company for purposes of ERISA Section 302(d)(8)(C).

        2.18    Insurance Coverage.    The Company maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks which in the reasonable business judgment of the Company are appropriate for companies engaged in the same or similar businesses operating in the same or similar locations. Except as set forth in Section 2.18 of the Disclosure Schedule and as may occur in the ordinary course of business, there are currently no claims in excess of $5,000,000 pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. To the Company's knowledge, there is no threatened termination of any such policies or arrangements.

        2.19    Investment Banking; Brokerage.    Except as set forth on Section 2.19 of the Disclosure Schedule, the Company has not incurred or become liable for any investment banking fees, brokerage commissions, broker's or finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement.

        2.20    FCC Regulatory Matters.

        (a)   The Company holds, directly or indirectly, all the licenses, consents, permits, approvals and authorizations (the "Licenses") issued by the Federal Communications Commission (the "FCC") which are required in connection with the ownership and operation of the Company's assets and business as presently conducted by the Company, except for such licenses, consents, permits, approvals and authorizations for which the failure to so hold would not have a Material Adverse Effect.

        (b)   The companies listed on Section 2.20(b) of the Disclosure Schedule (the "Licensees") are all direct or indirect Subsidiaries of the Company. The Licensees hold the Licenses set forth on Section 2.20(b) of the Disclosure Schedule. The Licenses are in full force and effect. The Licenses are not subject to any conditions outside of the ordinary course that do not appear on the Licenses themselves other than those imposed by applicable law on FCC licenses of a similar class. The Licenses are not subject to any FCC debt.

        (c)   Except for proceedings affecting the wireless industry generally or as set forth on Section 2.20(c) of the Disclosure Schedule, to the knowledge of the Company there is not pending or threatened in writing against the Company, the Licensees or the Licenses any action, formal complaint, claim, investigation, suit, notice of violation, petition, objection or other pleading or proceeding which seeks the revocation, cancellation, forfeiture, non-renewal or suspension of any of the Licenses, or which seeks the imposition of any material adverse modification or amendment thereof.

        (d)   Except as set forth on Section 2.20(d) of the Disclosure Statement, all documents, notices, reports, payments or other filings required to be filed or made prior to the date of this Agreement by the Company or the Licensees with the FCC pursuant to applicable law with respect to the Licenses have been timely filed or made or the time period for such filing or payment has not lapsed, except where the failure to timely file, pay or to make such filing or payment would not have a Material Adverse Effect. To the knowledge of the Company, all such filings were complete and correct in all material respects when filed.

        (e)   To the knowledge of the Company, the Company and the Licensees are in compliance with all Communication Laws applicable to the Licenses, and have complied with the terms and conditions of the Licenses, except where non-compliance would not have a Material Adverse Effect.

        (f)    To the knowledge of the Company, the Company and the Licensees are qualified to hold FCC licenses generally.

        (g)   To the knowledge of the Company, the Company has made all required filings with an FCC approved microwave cost sharing clearinghouse and, except as set forth in Section 2.20(g) of the Disclosure Schedule, has satisfied all cost-sharing obligations due to third parties under the FCC's rules.

        (h)   Neither the Company nor the Licensees are in material breach, or otherwise in violation in any material respect, of any FCC buildout or coverage requirements pertaining to the Licenses. To the extent that construction deadlines have passed, the buildout and coverage requirements in respect of the Licenses have been satisfied, and certification of such buildout and coverage has been made on a timely basis to the FCC.

        (i)    The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein in accordance with the terms of this Agreement do not violate the Communications Laws, except where such violation would not be reasonably likely to result in a Material Adverse Effect. Except with respect to the consummation of any portion of the transaction, or the exercise of any Investor remedy, that would result in an assignment or transfer of control of any of the Licenses, neither the Company nor the Licensees are required to obtain any authorization, consent, approval or waiver from the FCC, or to make any filing with the FCC, in connection with this Agreement.

        2.21    Senior Secured Credit Facilities.    The execution and delivery by the Company of First Lien Credit Agreement and the Second Lien Credit Agreement, each dated as of May 31, 2005, and the Company's performance of the transactions contemplated by such agreements and such other agreements, documents and instruments contemplated thereby, did not and will not (i) violate, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any contract or obligation to which the Company is a party or by which its assets are bound (except such violations, conflicts or defaults that, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect), or any provision of the Company's certificate of incorporation or Bylaws, or cause the creation of any Claim (other than Permitted Liens) upon any of the assets of the Company (except such Claims that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect); (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company, except such violations, conflicts or defaults, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

        2.22    Waiver of Rights of First Refusal and Co-Sale.    The Company has obtained an executed waiver, in the form attached hereto as Exhibit G (the "Waiver"), from a duly authorized representative of the Company, the holders of 66 2/3% of the Preferred Stock (as defined in the Amended and Restated Stockholders Agreement dated as of July 17, 2000, as amended (the "Existing Stockholders Agreement")), the holders of 66 2/3% of the Series D Preferred Stock and a majority in interest of its Stockholders pursuant to Section 7.1 of the Existing Stockholders Agreement, and have delivered a copy of the Waiver to the Investors.

        2.23    Disclosure.    The representations and warranties made or contained in this Agreement, the Disclosure Schedule and exhibits hereto (subject to the qualifications, limitations, exceptions and assumptions set forth herein and therein), when taken together, do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated herein or therein necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered; provided, however, that all financial information is subject to restatement and such restatement may be material; provided, further, that with respect to projected financial information and other forward looking statements, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time they were prepared.

Section 3. Representations and Warranties of the Investors

        In order to induce the Company to enter into this Agreement, each Investor severally but not jointly represents and warrants to the Company the following:

        3.1    Investment Status.    Each Investor is purchasing the Series E Preferred Shares and Tendered Securities for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Each such Investor acknowledges that its respective Series E Preferred Shares and Tendered Securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state or other jurisdiction and are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations of the Investors contained in this Agreement and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

        3.2    Authority and Non-Contravention.    Each Investor has full right, authority and power under its charter, bylaws or governing partnership agreement, as applicable, to enter into this Agreement and all agreements, documents and instruments executed by such Investor pursuant hereto and to carry out the transactions contemplated hereby and thereby. This Agreement and all agreements, documents and instruments executed by each Investor pursuant hereto are valid and binding obligations of each of the Investors enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor's rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed by each such Investor pursuant hereto have been, or shall be prior to the Closing, duly authorized by all necessary action under each such Investor's charter, bylaws or governing partnership agreement, as applicable. The execution, delivery and performance by each Investor of this Agreement and all agreements, documents and instruments to be executed and delivered by each such Investor pursuant hereto do not and will not: (a) violate, conflict with or constitute or result in a violation or default (whether after the giving of notice, lapse of time or both) or loss of benefit under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license or authorization to which each such Investor is a party or by which such Investor or its assets is bound, or any provision of each such Investor's organizational documents; (b) violate, conflict with, or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to each such Investor; or (c) require from each such Investor any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party (that has not already been obtained).

        3.3    Investment Banking; Brokerage Fees.    No Investor has incurred or become liable for any investment banking fees, brokerage commissions, broker's or finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement.

        3.4    Accredited Investors.    Each Investor is an "accredited investor" (as defined in Rule 501 under the Securities Act).

        3.5    Restricted Securities.    The Investor understands that the Securities and the Tendered Securities are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from the Company and the Eligible Holders in a transaction not involving a public offering and that under the Securities Act and applicable regulations under the Securities Act such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed by SEC Rule 144 and by the Securities Act. The Investor understands that the Company is under no obligation to register any of the securities sold under this Agreement or in the Tender Offer except as provided in the Stockholder's Agreement. The Investor understands that no market now exists for any of the Securities or the Tendered Securities and that it is uncertain whether a market, public or otherwise, shall ever exist for the Securities or the Tendered Securities.

        3.6    Disclosure of Information.    Each Investor believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Series E Preferred Shares and the Tendered Securities. Each Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series E Preferred Shares and the Tender Offer, and the business, properties, prospects, and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Investor or to which such Investor had access.

        3.7    Investment Experience.    Each Investor has experience as an investor in securities of companies similar to the Company and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Series E Preferred Shares and Tendered Securities to be purchased by it or the Conversion Shares issuable upon conversion of the Series E Preferred Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in such securities.

        3.8    Necessary Funds.    Each Investor has sufficient funds on hand or contractual commitments to obtain funds necessary to enable such Investor to perform its obligations under this Agreement and to consummate the transactions contemplated herein. No Investor has any knowledge of any facts or circumstances that are reasonably likely to result such funds not being available on a timely basis in order to consummate the transactions contemplated by this Agreement.

        3.9    Accuracy of Information.    The information provided to the Company on August 29, 2005 by the Investors in response to the Questionnaire for Executive Officers, Directors, Persons Nominated or Selected to Become an Executive Officer or Director and Principal Equityholders (subject to the qualification, limitations, exceptions and assumptions set forth herein and therein), when taken together, does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated in order to make such information not misleading in the light of the circumstances in which it was made or delivered. The information provided to the Company on August 29, 2005 with respect to the nature and extent of the foreign ownership of the Investors does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated in order to make such information not misleading in the light of the circumstances in which it was made or delivered.

Section 4. Closing Covenants

        4.1    Pre-Closing Operations of the Company.    Except as may be consented to in writing by the Investors, the Company hereby covenants to the Investors, that, after the date hereof and prior to the Closing Date:

          (a)   The Company shall use its commercially reasonable effort to not, and shall use its commercially reasonable efforts to cause any Person it Controls to use its commercially reasonable efforts not to, take, or agree to or commit to take, any action that would result in any of the conditions to the Closing set forth in Section 7 not being satisfied by, or would make any representation or warranty contained herein inaccurate in any material respect at, the Closing Date, or that would materially impair the ability of the Company to consummate the Closing or the other transactions contemplated by this Agreement in accordance with the terms hereof or thereof or materially delay such consummation; and

          (b)   The Company shall not, and shall cause any Person it Controls not to, enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

        4.2    Closing Efforts.    Prior to the Closing, each party hereto shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause all Persons it Controls to use its commercially reasonable efforts to, take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to ensure that (a) such party's representations and warranties remain true and correct in all material respects through the Closing and (b) the conditions to the obligations of the other parties hereto to consummate the transactions contemplated by this Agreement are satisfied.

        4.3    Fees and Expenses.    The Company agrees to reimburse the Investors for all of the Investors' reasonable out-of-pocket expenses, including reasonable attorneys' and reasonable consultants' fees, (i) related to the purchase of the Series E Preferred Stock, and (ii) any fees associated with any HSR Act or other regulatory filings related to the purchase of the Series E Preferred Stock incurred on or prior to the Closing (it being understood that the Company shall be obligated to pay the fees for the work performed by the law firm of each Purchaser on the transaction through July 1, 2005 and for the work of only one such firm (and one regulatory firm) thereafter to the Closing); provided, however, that in no event shall the Company be obligated to pay expenses and fees under this Section 4.3exceeding in the aggregate $250,000.

        4.4    Notice of Certain Events.    Each party shall give prompt written notice to the other parties of (a) the occurrence or nonoccurrence of any event causing or reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (b) any failure of any party to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.4 shall not serve to cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that if the parties nonetheless proceed to the Closing, such Closing shall be deemed a waiver of such breach or non-compliance and of any other breach or non-compliance known to the Company, in the case of any breach or non-compliance on the part of the Investors, or to any of the Investors, in the case of any breach or non-compliance on the part of the Company, as of the Closing Date. In addition, each of the parties hereto shall give prompt written notice to the other parties hereto of the occurrence after the date hereof or the non-occurrence after the date hereof of any event that would reasonably be expected to prevent the satisfaction of any of the conditions to their respective obligations set forth in Section 7 and Section 8 of this Agreement.

Section 5. Tender Offer Covenants

        5.1    Pre-Tender Operations of the Company.    Except as may be consented to in writing by the Investors, the Company hereby covenants to the Investors, that, after the date hereof and prior to the earlier to occur of (i) the Tender Offer Closing Date, (ii) the termination of the Tender Offer in accordance with its terms, and (iii) November 1, 2005 (the "Interim Period"):

          (a)   The business of the Company and its Subsidiaries shall be conducted in all material respects in the ordinary course of business and the Company shall use commercially reasonable efforts to preserve intact the Company's and its Subsidiaries' present business organization, keep available the services of their current executive officers and key employees and preserve satisfactory relationships with their material customers, suppliers, distributors and others having business dealings with them, and will take no action which would materially and adversely affect the ability of the Company to consummate the Closing, the Investors to consummate the Tender Offer and the Company to consummate the other transactions contemplated by this Agreement.

          (b)   The Company shall use its commercially reasonable efforts to not, and shall use its commercially reasonable efforts to cause any Person it Controls to use its commercially reasonable efforts not to, enter into any agreement, contract, commitment or arrangement to do any of the foregoing which could constitute a breach hereof.

        5.2    Tender Offer Closing Efforts.    Prior to the Tender Offer Closing Date, each Investor shall use its commercially reasonable efforts, and shall cause all Persons it Controls to use their reasonable efforts, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by the Tender Offer, including, without limitation, using their commercially reasonable efforts to ensure that the conditions to the obligations of the other parties hereto to consummate the transactions contemplated by the Tender Offer are satisfied in a timely manner.

        5.3    Access; Confidentiality.

        (a)   During the Interim Period, the Company shall, and shall cause any Person it Controls to, (i) give the Investors and their authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries, (ii) permit the Investors to make such copies and inspections thereof as they may reasonably request, (iii) furnish the Investors with such financial information as the Investors may reasonably request; and (iv) cause the officers of the Company and its Subsidiaries to furnish the Investors with such financial and operating data and other information with respect to the businesses and properties of the Company and its Subsidiaries as the Investors may from time to time reasonably request; provided that any such access shall be conducted at reasonable times during normal business hours, under the supervision of the Company's personnel or representatives and in such a manner reasonably designed to maintain the confidentiality of this Agreement, the transactions contemplated hereby and not to interfere with the normal operation of the business of the Company. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any conditions to the obligations of the parties hereto; provided, however, that any information resulting from an investigation prior to the date hereof cannot form the basis for any breach of a representation or warranty.

        (b)   Subject to the Investors' legal obligations to disclose material information to the Stockholders in connection with the Tender Offer, each Investor agrees that each Investor and its officers, managers, directors, agents, and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from the Company with respect to the Company's business or financial condition except for the purpose of evaluating, negotiating, and completing the transactions contemplated by this Agreement. Information generally known in the Company's industry except through a breach by a party hereto or which has been disclosed to an Investor by third parties that have a right to do so without an obligation of confidentiality shall not be deemed confidential or proprietary information for purposes of this Section 5.3. If the transactions contemplated by this Agreement are not consummated, each Investor will return to the Company (or certify that it has destroyed) all copies of such data and information, including, but not limited to, financial information, customer lists, contracts, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by, containing, excerpting, or otherwise or made available to such Investor in connection with the transactions contemplated by this Agreement.

        5.4    Exclusivity.    Until the first to occur of (a) the date that is the thirtieth (30th) calendar day following the earlier of (i) the date the Investors commence the Tender Offer and (ii) September 2, 2005 (provided, that, if the Investors are unable to launch the Tender Offer by such date due to the failure of the Company to provide to the Investors any information reasonably requested by the Investors for inclusion in the Offer Materials, such date will be extended until the date the Company provides such information, but in no event later than September 7, 2005) and (b) a valid termination of this Agreement, none of the Company, its Subsidiaries or its directors (in their capacity as directors) will (and none of them will take any action to enable or encourage any shareholder, officer, director, employee, Affiliate, representative or agent including, without limitation, any financial advisor or agent to):

          (a)   except as required by applicable law, directly or indirectly, continue, solicit, entertain, initiate, participate in or encourage discussions or negotiations with, or the submission of bids, offers or proposals by any person or entity with respect to, whether directly or indirectly, an acquisition or equity financing of the Company, any acquisition of any equity interest in the Company, or a substantially similar transaction involving the infusion of equity (including for any such transaction, soliciting waivers of the rights of first refusal and co-sale options pursuant to the Existing Stockholders Agreement or, following the Closing, the Stockholders Agreement), or all or substantially all of the assets of the Company (a "Secondary Purchase Competing Transaction") or

  enter into any agreement, arrangement or understanding regarding a Secondary Purchase Competing Transaction, in each case other than with the Investors; or

          (b)   except as required by applicable law, in connection with any Secondary Purchase Competing Transaction, disclose any information not customarily disclosed to any person or entity (other than the Investors) concerning the Company, or afford to any other person or entity (other than the Investors) access to the properties, books or records relating to the Company.

        5.5    Tender Offer Cooperation.    The Company covenants and agrees that:

          (a)   upon the Investors' reasonable request it will reasonably cooperate to provide, or assist the Investors in obtaining from the Company and its advisors, governmental authorities, regulatory agencies or otherwise, all information necessary to enable the Investors to prepare for, initiate, conduct and complete the Tender Offer, including (i) the Investors' preparation of an information statement and the other Offer Materials to be distributed to the Eligible Holders in connection with the Tender Offer, and (ii) a list of the Eligible Holders, the securities they hold of record and their addresses of record for delivery of the Offer Materials;

          (b)   it will provide a statement to the Eligible Holders, pursuant to Rule 14(e)-2 under the Exchange Act;

          (c)   in response to any inquiries from Eligible Holders regarding the Tender Offer, it shall not make any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made by the Company, in light of the circumstances under which they were made, not misleading; and

          (d)   on the Tender Offer Closing Date, the Company will certify to the Investors the amount of dividends accrued as of the Tender Offer Closing Date on each share of Series D Preferred Stock being purchased pursuant to the Tender Offer.

        5.6    Investor Put Right.

        (a)   "Purchaser" shall mean either (i) TA Associates, Inc. and its Affiliates, collectively, or (ii) Madison Dearborn Capital Partners IV, L.P. and its Affiliates, collectively.

        (b)   If both Purchasers elect not to consummate the Tender Offer Purchase as a result of a Tender Offer Condition (as defined below) not being satisfied or waived, and no Investor has exercised any conversion, liquidation or redemption rights pursuant to the Certificate of Incorporation, the Purchasers acting together shall have the right (the "Put Right"), on one occasion, at any time within thirty (30) days after the Expiration Date but on or prior to November 30, 2005, to require the Company to repurchase all (but not less than all) of the Series E Preferred Shares upon the following terms and conditions:

            (i)    the Put Right shall be exercised for all Series E Preferred Stock purchased by the Investors (the "Put Exercise") pursuant to a written notice (the "Put Notice") delivered to the Company and the Escrow Agent, by each Purchaser stating that the Purchasers are exercising the Put Right on behalf of all Investors;

            (ii)   subject to the prior receipt of any required FCC approvals, the closing of the Put Exercise (the "Put Closing") shall take place five (5) business days after delivery of the Put Notice to the Company or on such other date as may be mutually agreed by the parties (the "Put Closing Date");

            (iii)  the purchase price to be paid to the Investors by the Escrow Agent, on behalf of the Company, in exchange for the delivery to the Company by the Escrow Agent of the Series E Preferred Shares upon any exercise of the Put Right, shall be $100.00 per share repurchased, plus a pro rata portion of the Escrow Interest, which shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction consummated after the Closing and prior to the Put Closing (the "Put Price");

            (iv)  upon the receipt of the Put Notice, the Company and the Investors shall take all steps necessary to have the Put Price paid by the Escrow Agent to such Investors on the Put Closing Date;

            (v)   the consideration payable to each Investor hereunder shall be paid by wire transfer to one or more accounts as directed by each Investor in writing in immediately available funds;

            (vi)  as a condition to the Put Closing, each Investor shall severally and not jointly represent and warrant to the Company as of the Put Closing Date, that:

              (A)  such Investor is the beneficial owner of the Series E Preferred Shares being sold to the Company pursuant to the Put Right, and will convey such Series E Preferred Shares free and clear of any Claims as of the Put Closing;

              (B)  no party has any right to purchase or otherwise acquire such Investor's Series E Preferred Shares pursuant to any option agreement, purchase rights, or other agreements, documents, or instruments executed or entered into by or on behalf of the Investor other than the Stockholders Agreement;

              (C)  the Investors' exercise of the Put Right does not conflict with, constitute a default under, or otherwise violate any such governing documents, or any applicable law, regulation, order or decree, or any other material agreement or instrument to which such Investor is subject or by which it or its properties are bound; and

              (D)  the Investor has full right, authority and power under its charter, bylaws or governing partnership agreement, as applicable, to exercise the Put Right and all agreements, documents and instruments executed by such Investor pursuant thereto and to carry out the transactions contemplated thereby,

            (vii) as a condition to the Put Closing, the Company shall represent and warrant to each participating Investor as of the Put Closing Date, that:

              (A)  the Company's execution and delivery of this Agreement, and its performance of all of its obligations hereunder, have been duly authorized in accordance with the Company's certificate of incorporation and bylaws; and

              (B)  the Company's performance of its obligations in connection with the Investors' exercise of the Put Right does not conflict with, constitute a default under, or otherwise violate any such governing documents, or any applicable law, regulation, order or decree, or any other material agreement or instrument to which the Company is subject or by which it or its properties are bound.

        Notwithstanding the foregoing, the Put Right shall terminate if at any time on or after the Expiration Date and prior to the delivery of the Put Notice in accordance with the terms hereof all of the Tender Offer Conditions (as defined below) have been satisfied.

        (c)   The Company agrees not to take any actions or enter into any agreements that would impede or Interfere with the ability of the Purchasers to exercise the Put Right. Until the earlier of the Put Closing or the expiration of the Put Right without valid exercise thereof, the Investors shall not transfer, pledge or otherwise dispose of any Securities. The Investors agree that their rights pursuant to this Section 5.6 are not assignable.

        5.7    Tender Offer Conditions.    The obligations of each Investor to purchase Tendered Securities at the Tender Offer Closing shall be subject to the fulfillment, to such Investor's reasonable satisfaction or waiver on or before November 1, 2005 or the Tender Offer Closing Date, of the following closing conditions (collectively, the "Tender Offer Conditions"):

          (a)   The Closing shall have occurred.

          (b)   Each representation and warranty of the Company set forth in this Agreement that is qualified as to "materiality" (or as to Material Adverse Effect) shall have been true and correct in all respects and each representation and warranty of the Company set forth in this Agreement that is not so qualified shall have been true and correct in all material respects, in all cases, as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations or warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

          (c)   The Company will have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by it at or prior to the Tender Offer Closing Date.

          (d)   The Tender Offer shall have resulted in the tender to the Investors in accordance with the terms of the Offer Materials of shares of Common Stock and Series D Preferred Stock with an aggregate purchase price of not less than $75,000,000, as calculated based on the Tender Prices.

          (e)   No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or seeks damages in respect of, the Tender Offer Purchase, or otherwise imposes any restriction or limitation on the ability of the Investors to acquire, hold or exercise the full rights of ownership of the Tendered Securities. No law or regulation shall be in effect and no court order, injunction, judgment or decree shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits the consummation of the Tender Offer Purchase or otherwise imposes any restriction or limitation on the ability of the Investors to acquire or hold the Tendered Securities.

          (f)    All governmental entities and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation (excluding consents, authorizations and approvals relating to use, occupancy, liens for Tax and similar matters) for the consummation of the Tender Offer Purchase, will have consented to, authorized, permitted or approved the Tender Offer Purchase, and any waiting periods (and any extensions thereof) under the HSR Act or similar foreign laws applicable to the Tender Offer Purchase will have expired or been terminated,

          (g)   The Company shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by it in connection with the Tender Offer Purchase pursuant to its obligations under this Section 5, if any, and the Investors shall have received copies of all required authorizations, waivers, Stockholder consents and approvals, and other consents and permits necessary to permit the consummation of the Tender Offer Purchase, including without limitation the FCC (if necessary), in form and substance reasonably satisfactory to the Investors, from all third parties.

          (h)   Since the Closing Date, there shall not have occurred any Material Adverse Effect or a material adverse change in the financial or capital markets or any ruling by the Federal Communications Commission or any state or public utility commission that materially adversely affects the Company's ability to implement its current business plan (except rulings of general applicability to the wireless or PCS industry or licensees), but in each case excluding any such change or ruling disclosed to or known to the Investors as of the date hereof.

          (i)    The results of the foreign ownership surveys and the Company certificate referenced in Section 6.13 shall have been provided to the Investors at least three business days prior to the Expiration Date and all actions mutually agreed upon by the Company and the Investors pursuant to Section 6.13 to eliminate any reasonably expected violation of the Foreign Ownership Requirements shall have been completed.

        5.8    Consents.

          (a)   During the Interim Period, each of the Company and its Subsidiaries will use its commercially reasonable efforts to make all necessary filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such parties in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, including filings pursuant to the HSR Act and the Communications Act (if any), and obtain all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to the Investors, including any and all notices, consents and waivers required from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, including without limitation the FCC (if necessary), required for the consummation of the Tender Offer Purchase (except where a failure to have such consent or waiver would not reasonably be expected to have a Material Adverse Effect) and to avoid a breach, default, termination, acceleration or modification of any contract for indebtedness for borrowed money or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Section 5 by the Company (except where such breach, default, termination, acceleration or modification would not reasonably be expected to result in a Material Adverse Effect).

          (b)   During the Interim Period, each of the Investors will use its reasonable efforts to make all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such Investor in connection with its execution and delivery of this Agreement and its performance of the transactions contemplated hereby in connection with the Closing and the Tender Offer Closing, including filings pursuant to the HSR Act.

        5.9    Investor Covenants.    Each Investor covenants that the Tender Offer shall be conducted in material compliance with all applicable laws, regulations, codes and rules, including but not limited to, the applicable securities laws.

Section 6.    General Covenants

        6.1    Publicity.    Except as contemplated by this Agreement or required by law, no press release or public disclosure, either written or oral, of the transactions contemplated by this Agreement, including the Tender Offer, shall be made by the Investors or the Company without the prior knowledge and written consent of the Investors and the Company, which consent may not be unreasonably withheld, delayed or conditioned.

        6.2    Financial Information.

          (a)   As soon practicable after completion of the audit therefor, the Company shall furnish to each Investor a consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004 and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal year then ended, prepared in accordance with GAAP and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company, in each case with comparative statements for the prior fiscal year, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, which are expected to be restated in connection with the audit of the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004.

          (b)   Within one hundred five (105) days after the end of each fiscal year of the Company ending December 31, 2005 and thereafter, the Company shall furnish to each Investor a consolidated balance sheet of the Company and its Subsidiaries, as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, prepared in accordance with GAAP and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company, in each case with comparative statements for the prior fiscal year.

          (c)   Within, forty-five (45) days after the end of each of the first three (3) fiscal quarters in any fiscal year of the Company, the Company shall furnish to each Investor an unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related unaudited consolidated statements of income, stockholders' equity and cash flows, such unaudited consolidated balance sheet to be as of the end of such quarter and such unaudited consolidated statements of income, stockholders' equity and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year.

          (d)   The Company shall furnish to each member of the Board of Directors designated by any Investor consolidated month-end financial information of the Company, and annual business plans and annual budgets for the Company, in each case to the extent provided to the other members of the Board of Directors generally on or about the date such information is provided to the other members of the Board of Directors.

        6.3    Properties, Business Insurance.    The Company shall maintain and cause each of its Subsidiaries to maintain as to their respective insurable properties and business, with insurers that the Company reasonably believes to be financially sound and reputable, insurance against such casualties, contingencies and other risks and hazards and of such types and in such amounts as is customary for companies similarly situated.

        6.4    Directors and Officers' Insurance.    The Company shall maintain directors and officers' liability insurance coverage to the extent and in the manner customary for companies engaged in the same or similar business, and providing coverage for the duration of such person's tenure as a director and for at least three years following the date each such person ceases to serve as a director.

        6.5    Compliance with Laws, Payment of Taxes.    The Company shall comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders, the noncompliance with which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. The Company will pay and discharge all lawful Taxes, assessments and governmental charges or levies imposed upon it or upon its income or property before the same shall become in default as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such Tax, assessment, charge, levy or claim (i) so long as the validity thereof is being contested by the Company in good faith by appropriate proceedings and an adequate reserve therefor has been established on its books or (ii) which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

        6.6    Investment Banking; Brokerage Fees.    The Company agrees to pay, and to indemnify and hold harmless each Investor from, any liability for any investment banking fees, brokerage commissions, broker's or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company.

        6.7    Enforcement of Rights.    The Company will not effect any transfer of any of the outstanding capital stock of the Company on the stock record books of the Company unless such transfer is made in accordance with the terms of the Stockholders Agreement, to the extent applicable.

        6.8    Maintenance of Properties.    The Company will maintain all properties used or useful in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, as reasonably necessary to permit such business to be properly conducted.

        6.9    Reservation of Shares.    In accordance with its certificate of incorporation, the Company will at all times reserve for issuance shares of Common Stock sufficient to permit full conversion of all outstanding shares of the Series E Preferred Stock and, from and after the Tender Offer Closing Date, Series D Preferred Stock, in accordance with their respective terms.

        6.10    Tender Offer Cooperation.    In response to any inquiries from Eligible Holders, each Investor covenants and agrees not to make any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        6.11    Post-Closing Acquisition of Securities.    Without limiting Section 1.6(d) in any respect, for a period of three (3) years after the Tender Offer Closing Date, without the consent (as evidenced by written resolutions or a written consent) of the Board of Directors of the Company (excluding any directors designated by the Investors pursuant to the Stockholders Agreement), no Investor (including its Affiliates) or "group" (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of which any Investor (including its Affiliates) is a member shall acquire, directly or indirectly, any shares of capital stock of the Company or warrants, options or other rights that are convertible into or exchangeable or exercisable for capital stock of the Company if such acquisition would cause such Investor (including its Affiliates) or "group" to hold capital stock of the Company or warrants, options or other rights convertible into or exercisable or exchangeable for capital stock of the Company equal to or exceeding either (a) 33 1/3% of the then outstanding shares of Series D Preferred Stock and Series E Preferred Stock, taken as a whole (calculated assuming conversion of all shares of Class A Common Stock, Series D Preferred Stock and Series E Preferred Stock to Common Stock at the then applicable conversion ratio) or (b) 33 1/3% of the then outstanding shares of Common Stock, Series D Preferred Stock and Series E Preferred Stock, taken as a whole (calculated assuming conversion of all such shares of Series D Preferred Stock and Series E Preferred Stock to Common Stock at the then applicable conversion ratio); provided that for the purpose of determining whether an Investor (including its Affiliates) is a member of a "group" under this Section 6.11, no Investor (including its Affiliates) shall be deemed to be a member of a "group" by virtue of it being a party to, or excising its rights under, or complying with its obligations under, this Agreement, or the Stockholders Agreement or being entitled to, and exercising, rights, or being subject to and complying with obligations under, the Company's certificate of incorporation.

        6.12    Expiration.    Section 6.2 through Section 6.11 shall terminate on the earlier of (i) with respect to any Investor, the date such Investor no longer holds at least 10% of the equity securities of the Company purchased by such Investor pursuant to this Agreement and the Tender Offer, (ii) the consummation of the sale of the Company's securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the firm commitment underwritten offering of its securities to the general public or (iii) the conversion of the Series E Preferred Stock pursuant to Article IV(B)(2)(b)(ii) of the Certificate of Incorporation.

        6.13    Foreign Ownership Requirements.    The Company shall engage the services of a proxy solicitor experienced in conducting foreign ownership surveys using polling procedures recognized by the FCC as acceptable for ascertaining direct and indirect foreign ownership under Section 310(b) of the Communications Act for companies with widely held stock. As soon as practicable after receiving the results of the survey, the Company shall provide the Investors a certification that, to the knowledge of the Company, its direct foreign ownership (as so calculated) does not exceed a stated percentage and its indirect foreign ownership (as so calculated) does not exceed a stated percentage. If such percentages could reasonably be expected to cause the Company to be in violation of the Foreign Ownership Requirements (as defined in the Certificate of Incorporation) upon completion by the Investors of the Tender Offer, the Company shall reasonably cooperate with the Investors in eliminating such regulatory problem, including, but not limited to and not in any particular order of priority, preparing, filing and prosecuting an appropriate waiver request with the FCC, developing alternative ownership structures, amending the Corporation's Certificate of Incorporation and/or obtaining any necessary FCC approvals for such transactions.

Section 7.    Conditions Precedent to the Obligations of the Investors

        The obligations of each Investor to purchase and pay for its portion of the Series E Preferred Shares shall be subject to the fulfillment by the Company to the Investors' reasonable satisfaction or waiver on or before the Closing of the following conditions:

        7.1    Representations and Warranties.    Each representation and warranty of the Company set forth in this Agreement that is qualified as to "materiality" (or as to Material Adverse Effect) shall be true and correct in all respects and each representation and warranty of the Company set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in all cases, as of the Closing Date, as though made on and as of the Closing Date, except to the extent such representations or warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all respects or in all material respects, as applicable, as of such date.

        7.2    Performance of Obligations.    The Company will have performed and complied in all material respects with all agreements required by this Agreement.

        7.3    Officer's Certificate.    The Company will have delivered to the Investors a certificate to the effect that each of the conditions specified in Sections 7.1 and 7.2 is satisfied in all respects.

        7.4    No Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or a material adverse change in the financial or capital markets or any ruling by the Federal Communications Commission or any state or public utility commission that materially adversely affects the Company's ability to implement its current business plan (except rulings of general applicability to the wireless or PCS industry or licensees), but in each case excluding any such change or ruling disclosed to or known to the Investors as of the date hereof.

        7.5    No Litigation.    No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.

        7.6    Governmental Approvals.    All governmental entities and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation (excluding consents, authorizations and approvals relating to use, occupancy, liens for Tax and similar matters) for the consummation of the Investors' purchase of the Series E Preferred Stock will have consented to, authorized, permitted or approved such transactions, and any waiting periods (and any extensions thereof) under the HSR Act or similar foreign laws applicable to the Investors' purchase of the Series E Preferred Stock will have expired or been terminated, unless such failure to secure such consent, authorization or approval would not reasonably be expected to result in a Material Adverse Effect.

        7.7    Certificate of Correction.    The Company shall have adopted the Certificate of Correction in the form attached hereto as Exhibit H and such Certificate of Correction shall have been filed and become effective under the laws of the State of Delaware.

        7.8    Certificate of Incorporation.    The Company shall have adopted the Certificate of Incorporation, and such Certificate of Incorporation shall have been filed and become effective under the laws of the State of Delaware.

        7.9    Authorization.    The Board of Directors and Stockholders shall have duly adopted resolutions in the form reasonably satisfactory to the Investors and shall have taken all action necessary for the purpose of authorizing the Company to consummate all of the transactions contemplated hereby (including, without limitation, the issuance of the Series E Preferred Shares and, upon conversion thereof, the Common Conversion Shares.

        7.10    Deliveries by the Company to the Investors.    At the Closing, the Company shall have delivered, or shall have caused to be delivered, to the Investors, all in form and substance reasonably satisfactory to the Investors, the following:

          (a)   The Stockholders Agreement executed by the Company and the Stockholders necessary for the effectiveness thereof;

          (b)   The Escrow Agreement executed by the Company and the Escrow Agent;

          (c)   A Management Rights Letter in the form attached as Exhibit I;

          (d)   Certificates issued by (i) the Secretary of State of the State of Delaware certifying that the Company has legal existence and is in good standing; and (ii) the Secretary of State (or similar authority) of each jurisdiction in which the Company has qualified to do business as a foreign corporation (or is required to be so qualified) as to such foreign qualification;

          (e)   A certificate issued by the Secretary of State of the State of Delaware certifying that the Certificate of Incorporation has been filed and is effective;

          (f)    A certificate executed by the Secretary of the Company certifying (i) the names of the officers of the Company authorized to sign this Agreement and the other agreements, documents and instruments executed by the Company pursuant hereto, together with the true signatures of such officers; (ii) copies of consent actions taken by the Board of Directors and Stockholders authorizing the appropriate officers of the Company to execute and deliver this Agreement and all agreements, documents and instruments executed by the Company pursuant hereto, and to consummate the transactions contemplated hereby and thereby, including, without limitation: (A) the adoption of the Certificate of Incorporation; (B) the issuance of the Series E Preferred Shares; and (C) upon conversion of the Series E Preferred Shares, the issuance of the Common Conversion Shares; and (iii) the effectiveness, and setting forth a copy of, the Certificate of Incorporation;

          (g)   An opinion of Vinson & Elkins LLP, counsel for the Company, dated as of the Closing Date, substantially in the form attached hereto as Exhibit J;

          (h)   Evidence that stock certificates evidencing the Series E Preferred Shares acquired from the Company hereunder have been delivered to the Escrow Agent;

          (i)    Director Indemnification Agreements executed by the Company in favor of James N. Perry, Jr. and C. Kevin Landry substantially in the form attached hereto as Exhibit K; provided that the Directors Indemnification Agreement in favor of James N. Perry, Jr. shall only be effective at such time as the Investors are entitled to designate two (2) members of the Board of Directors pursuant to Section 2.2 of the Stockholders Agreement; and

          (j)    Such other supporting documents and certificates as the Investors may reasonably request or as may be required pursuant to this Agreement.

        7.11    Fees and Expenses.    The Company shall have reimbursed the Investors for the Investors' expenses pursuant to Section 4.3.

Section 8.    Conditions Precedent to the Obligations of the Company

        The obligations of the Company to issue, sell and deliver the Series E Preferred Shares shall be subject to the fulfillment by the Investors to the Company's reasonable satisfaction or waiver on or before the Closing of the following conditions:

        8.1    Representations and Warranties.    Each representation and warranty of the Investors set forth in this Agreement shall be true and correct in all material respects, in all cases, as of the Closing Date as though made on and as of the Closing Date.

        8.2    Performance of Obligations.    The Investors shall have performed in all material respects all obligations and shall have complied in all material respects with all covenants to be performed or complied with by them on or prior to the Closing by them under this Agreement.

        8.3    Officer's Certificate.    The Company shall have received from each Investor a certificate executed by a duly authorized Person to the effect that the conditions set forth in Sections 8.1and 8.2 above are true and correct.

        8.4    Approvals, Consents and Waivers.    Each Investor shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such Investor in connection with its execution and delivery of this Agreement and its performance of the transactions contemplated hereby.

        8.5    No Litigation.    No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.

        8.6    Governmental Approvals.    All governmental entities and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation (excluding consents, authorizations and approvals relating to use, occupancy, liens for Tax and similar matters) for the consummation of the Investors' purchase of the Series E Preferred Stock will have consented to, authorized, permitted or approved such transactions, and any waiting periods (and any extensions thereof) under the HSR Act or similar foreign laws applicable to the Investors' purchase of the Series E Preferred Stock will have expired or been terminated, unless such failure to secure such consent, authorization or approval would not reasonably be expected to result in a Material Adverse Effect.

        8.7    Deliveries by the Investors to the Company.    At the Closing, the Investors shall deliver, or shall have caused to be delivered, to the Company, the following:

          (a)   Evidence of one or more wire transfers of immediately available funds by the Investors to the Escrow Agent in an aggregate amount equal to the Purchase Price;

          (b)   The Stockholders Agreement executed by each of the Investors;

          (c)   The Escrow Agreement executed by the Investors and the Escrow Agent;

          (d)   Fully completed director and officer questionnaires from each director to be appointed by the Investors in a form reasonably requested by the Company; and

          (e)   Such other supporting documents and certificates as the Company may reasonably request and as may be required pursuant to this Agreement.

Section 9.    Termination

        9.1    Termination.    Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a)   By the mutual written consent of the Company and the Investors;

          (b)   By the Company or the Investors if any governmental authority shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

          (c)   By the Company or the Investors if the Closing shall not have occurred on or prior to August 31, 2005 (subject to extension as provided herein), provided that (i) the Company may not terminate this Agreement pursuant to this Section 9.1(c) if the failure of the Company to fulfill its obligations under this Agreement or to effect the satisfaction of any of the conditions set forth in Section 7 shall have caused the Closing not to have occurred on or before such date and (ii) the Investors may not terminate this Agreement pursuant to this Section 9.1(c) if the failure of any Investor to fulfill any of its obligations under this Agreement or to effect the satisfaction of any of the conditions set forth in Section 8 shall have caused the Closing not to have occurred on or before such date;

          (d)   By the Company if the Investors shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 8, which breach has not been cured within twenty (20) days after the giving of written notice by the Company to the Investors specifying such breach; provided that the Company may terminate this Agreement pursuant to this Section 9.1(d) only if the Company has not breached (or continues to breach) in any material respect any of its representations, warranties, covenants and agreements hereunder prior to such notice to the Investors; or

          (e)   By the investors if the Company shall have breached in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 7, which breach has not been cured within twenty (20) days after the giving of written notice by the Investors to the Company specifying such breach; provided, the Investors may terminate this Agreement pursuant to this Section 9.1(e) only if no Investor has breached (or continues to breach) in any material respect any of its representations, warranties, covenants and agreements hereunder prior to such notice to the Company.

        9.2    Effect of Termination.    In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination of this Agreement is made, and this Agreement shall become void and of no further force and effect, except for the provisions of (a) Section 5.3 relating to certain confidentiality obligations, (b) Section 11.6 relating to notices, (c) Section 6.1 relating to publicity, and (f) this Section 9. Nothing in this Section 9 shall be deemed to release any party from any liability for any material breach by such party of the terms and provisions of this Agreement or to impair the right of any party to exercise any remedies that may be available, including, without limitation, specific performance by any other party of their respective obligations under this Agreement; provided, however, that in the event the transactions are not consummated as a result of the breach of any warranty or representation relating to the financial statements or the capitalization information contained herein, the Investor's sole remedy shall be the payment by the Company of the Investor's expenses as set forth in Section 4.3 hereof.

Section 10.    Survival of Representations and Warranties; Transaction Related Indemnification

        10.1    Survival of Representations and Warranties.

          (a)   All representations, warranties, covenants, and agreements of the Company and the Investors made in this Agreement (i) shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing to the extent set forth in Section 10.1(b) and (ii) shall bind the parties' successors and assigns (including, without limitation, any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties (subject to Section 11.2 below) and their respective successors and assigns, but not to their transferees of Securities, whether so expressed or not.

          (b)   The representations and warranties contained in Section 2 and Section 3 hereof shall expire and terminate and be of no further force and effect after the second anniversary of the Closing, except that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of the party making such claim; provided, however, that any such written claim by the Investors with respect to a breach of the representations and warranties of the Company may (i) with respect to a breach of the representations or warranties contained in Section 2.1, Section 2.2 and Section 2.4 or with respect to fraud, intentional misrepresentation or a deliberate or willful breach of any representations or warranties by the Company, be given at any time and (ii) with respect to a breach of the representations or warranties contained in Section 2.11, Section 2.18, and Section 2.20 be given at any time prior to the expiration of the applicable statute of limitations; provided, further, that any such claim by the Company with respect to a breach of the representations or warranties contained in Sections 3.1, 3.2, 3.4, 3.5, 3.6 and 3.7 or with respect to fraud, intentional misrepresentation or a deliberate or willful breach of any representations or warranties by the Investors, be given at any time.

          (c)   Notwithstanding anything to the contrary set forth herein, from and after the Closing, the maximum aggregate liability of the Investors to the Company under this Section 10 or otherwise for Losses shall be equal to the Purchase Price paid by the Investors at the Closing. Subject to the foregoing, the Company shall not be entitled to recover from the Investors for Losses in excess of actual compensatory damages. The Investors shall not have any liability to the Company for, and the Company waives any right of the Company to recover, punitive, incidental, special, exemplary or consequential damages, lost profits or diminution in value, arising in connection with or with respect to this Agreement.

        10.2    Transaction Related Indemnification.

          (a)   From and after the Closing, subject to this Section 10, the Company agrees to defend, indemnify and hold the Investors, their respective officers, directors, partners, investors and Affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, (collectively, the "Investor Indemnified Parties" and, individually, an "Investor Indemnified Party") harmless from and against any and all damages, liabilities, losses, claims, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel representing the Investor Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all reasonable and out-of-pocket amounts paid in investigation, defense or settlement of the foregoing) ("Losses") which may be sustained or suffered by any such Investor Indemnified Party based upon, arising out of, or by reason of any breach of (a) any representation or warranty made by the Company in Section 2 of this Agreement, and (b) any covenant or other agreement made by the Company in Section 4, Section 5 or Section 6, which exceed individually or in the aggregate $500,000.

          (b)   Notwithstanding anything to the contrary set forth herein, from and after the Closing, the maximum aggregate liability of the Company under this Section 10 or otherwise for Losses shall be equal to the Purchase Price paid by the Investors at the Closing. Subject to the foregoing, no Investor Indemnified Party shall be entitled to recover from the Company for Losses in excess of actual compensatory damages. The Company shall not have any liability for, and the Investor Indemnified Parties waive any right to recover, punitive, incidental, special, exemplary or consequential damages, lost profits or diminution in value, arising in connection with or with respect to this Agreement, except to the extent such damages are payable to an unrelated third party.

          (c)   Each Investor and Investor Indemnified Party acknowledges and agrees that, after the Closing, notwithstanding any other provision of this Agreement to the contrary, the sole and exclusive remedies of the Investor Indemnified Parties with respect to claims for Losses or otherwise in connection with, arising out of or resulting from the subject matter of this Agreement and the transactions contemplated hereby shall be limited solely to (i) indemnification under, and in accordance with, the provisions of this Section 10 and (ii) the exercise of any rights such Investor or Investor Indemnified Party has under Section (B)(6)(b) of Article IV of the Certificate of Incorporation; provided, that such Investors' rights under Section (B)(6)(b) of Article IV of the Certificate of Incorporation shall be considered as a factor when determining the amount of Losses hereunder.

          (d)   Each Investor Indemnified Party shall use commercially reasonable efforts to mitigate all Losses, including availing itself of any commercially reasonable defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Investor Indemnified Parties' commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due.

          (e)   Any Loss shall be net of (i) the dollar amount of any insurance or other proceeds actually received by any Investor Indemnified Party or any of their Affiliates with respect to the Loss, (ii) the amount of recoveries from any third party actually received by any Investor Indemnified Party, and (iii) the amount of any Tax benefit available to reduce Taxes by any Investor Indemnified Party arising from the incurrence or payment of any such Losses. Any party seeking indemnity hereunder shall use commercially reasonable efforts to seek coverage (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Loss; provided that no party is required hereby to maintain any insurance therefor.

          (f)    The Company shall, upon payment of such indemnity, be subrogated in full to all rights of the Investor Indemnified Party with respect to the Loss to which such indemnification relates.

        10.3    Notice; Payment of Losses; Defense of Claims.

          (a)   An Investor Indemnified Party shall give written notice of a claim for indemnification to the Company promptly after receipt of any written claim by any third party and in any event not later than twenty (20) business days after receipt of any such written claim (or not later than ten (10) business days after the receipt of any such written claim in the event such written claim is in the form of a formal complaint filed with a court of competent jurisdiction and served on the Investor Indemnified Party), specifying in reasonable detail the amount, nature and source of the claim, and including therewith copies of any notices or other documents received from third parties with respect to such claim; provided, however, that failure to give such notice shall not limit the right of an Investor Indemnified Party to recover indemnity or reimbursement except to the extent that the Company suffers any material prejudice or material harm with respect to such claim as a result of such failure. The Investor Indemnified Party shall also provide the Company with such further information concerning any such claims as the Company may reasonably request by written notice.

          (b)   In the case of any third party claim, if within thirty (30) business days after receiving the notice described in the preceding paragraph (a), the Company gives written notice to the Investor Indemnified Party stating that the Company would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Company disputes and intends to defend against such claim, liability or expense at the Company's own cost and expense, then counsel for the defense shall be selected by the Company (and such Company shall not be required to make any payment to the Investor Indemnified Party with respect to such claim, liability or expense; provided, however, that the assumption of defense of any such matters by the Company shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Company assumes such defense in accordance with the preceding sentence, it shall have the right to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Company's obligation to indemnify such Investor Indemnified Party therefor will be fully satisfied only by payment of money by the Company pursuant to a settlement which includes a complete release of such Investor Indemnified Party. The Company shall keep such Investor Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Investor Indemnified Party with all documents and information that such Investor Indemnified Party shall reasonably request. Notwithstanding anything herein stated, such Investor Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Company and the Investor Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Investor Indemnified Party shall be paid by the Company provided that such Company shall be obligated to pay for only one counsel for all Investor Indemnified Parties (plus one local counsel in any jurisdiction). If no such notice of intent to dispute and defend is given by the Company, or if such diligent good faith defense is not being or ceases to be conducted, such Investor Indemnified Party may undertake the defense of (with counsel selected by such Investor Indemnified Party), and shall have the right to compromise or settle, such claim, liability or expense (exercising reasonable business judgment) with the consent of the Company, which consent shall not be unreasonably withheld. If such claim, liability or expense is one that by its nature cannot be defended solely by the Company, then such Investor

  Indemnified Party shall make available all information and assistance that the Company may reasonably request and shall cooperate with the Company in such defense.

Section 11.    General

        11.1    Waivers and Consents; Amendments.

          (a)   For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision as contemplated herein.

          (b)   No amendment to, or waiver of any provision of, this Agreement may be made without the written consent of the Company and the Investors holding a majority of the Series E Preferred Stock or, if made prior to the Closing, the Investors obligated to purchase a majority of the Series E Preferred Stock on the Closing Date (a "Majority Interest").

          (c)   Any actions required to be taken with respect to consents, approvals or waivers required or contemplated to be given by the Investors hereunder shall require a vote of Investors holding a Majority Interest, and any such action by such Majority Interest shall bind all of the Investors.

        11.2    Legend on Securities.    The Company and the Investors acknowledge and agree that the following legend shall be typed on each certificate evidencing any of the securities issued hereunder held at any time by the Investors:

        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

        11.3    Governing Law.    This agreement shall be governed by, construed in accordance with, and enforced under, the law of the State of New York applicable to agreements or instruments entered into and performed entirely within such state.

        11.4    Section Headings; Construction.    The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

        11.5    Counterparts.    This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

        11.6    Notices and Demands.    Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered in writing by hand, telecopy, telex or other method of facsimile or electronic communication, or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

  if to the Company:

    MetroPCS Communications, Inc.
    8144 Walnut Hill Lane
    Suite 800
    Dallas, Texas 75231
    Attention: Legal Department
    Telephone: (214) 265-2550
    Telecopy: (866) 685-9618

  with a copy (which shall not constitute notice) to:

    Vinson & Elkins L.L.P.
    Trammell Crow Center
    2001 Ross Avenue, Suite 3700
    Dallas, Texas 75201-2975
    Attention: Jeffrey A. Chapman
    Telephone: (214) 220-7797
    Telecopy: (214) 999-7797

or at any other address designated by the Company, to the Investors and the other parties hereto in writing;

  if to the Investors:

    TA Associates, Inc.
    High Street Tower, Suite 2500
    125 High Street
    Boston, MA 02110
    Attention: C. Kevin Landry
    Telephone: (617) 574-6700
    Telecopy: (617) 574-6728

  and

    Madison Dearborn Partners, LLC
    Three First National Plaza
    Suite 3800
    Chicago, IL 60602
    Attention: James N. Perry, Jr.
    Telephone: (312) 895-1000
    Telecopy: (312) 895-1001

  with a copy (which shall not constitute notice) to:

    Goodwin Procter, LLP
    Exchange Place
    Boston, MA 02109
    Attention: Jeffrey C. Hadden and Kevin M. Dennis
    Telephone: (617) 570-1000
    Telecopy: (617) 523-1231

or at any other address designated by the Investors to the Company in writing.

        11.7    Dispute Resolution.

        (a)   All disputes, claims, or controversies arising out of or relating to this Agreement, the Escrow Agreement or any other agreement executed and delivered pursuant to this Agreement (other than the Stockholders Agreement) or the negotiation, breach, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. in New York, New York before a single arbitrator (the "Arbitrator"). The parties understand and agree that this arbitration shall apply equally to claims of fraud or fraud in the inducement.

        (b)   The parties covenant and agree that the arbitration shall commence within one hundred and eighty (180) days of the date on which a written demand for arbitration is filed by any party hereto (the "Filing Date"). In connection with the arbitration proceeding, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witnesses or experts. The Arbitrator's decision and award shall be made and delivered within two hundred and forty (240) days of the Filing Date. The Arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

        (c)   The parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided in Section 10.2 of this Agreement, (i) bear their own attorneys' fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator. Any party unsuccessfully refusing to comply with an order of the Arbitrators shall be liable for costs and expenses, including reasonable out-of-pocket attorneys' fees, incurred by the other party in enforcing the award. This Section 11.7 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

        11.8    Consent to Jurisdiction.    Except as provided in Section 11.7(c) and 11.10, each of the parties hereto irrevocably and unconditionally consents to the jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement (other than the Stockholders Agreement) or the negotiation, breach, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, and further consents to the sole and exclusive jurisdiction of the courts situated in the State of New York, County of New York (including without limitation the United States District Court for the Southern District of New York) for the purposes of enforcing the arbitration provisions of Section 11.8 of this Agreement. Each party further irrevocably waives any objection to proceeding before the Arbitrator based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the Arbitrator has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

        11.9    Remedies; Severability.    Notwithstanding Sections 11.7 and 11.8 above, it is specifically understood and agreed that any breach of the provisions of this Agreement, the Stockholders Agreement, the Escrow Agreement or any other agreement executed and delivered pursuant to this Agreement (other than the Stockholders Agreement), by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

        11.10    Integration.    This Agreement, including the exhibits, documents and instruments referred to herein or therein constitute the entire agreement, and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including, without limitation, the provisions of the letter of intent between the parties hereto in respect of the transactions contemplated herein, which provisions of the letter of intent shall be completely superseded by the representations, warranties, covenants and agreements of the Company contained herein.

        11.11    Assignability; Binding Agreement.    Each Investor may assign any or all of its rights hereunder to any transferee of its shares in a Transfer permitted under the Stockholders Agreement and otherwise complying with applicable law; provided, however, that the Investor may not assign its rights under Section 1.2, Section 1.5, Section 1.6, Section 5.4, Section 5.5, Section 5.6 or Section 10 hereof. This Agreement may not otherwise be assigned by any party hereto without the prior written consent of each other party hereto. Any assignment in violation of the foregoing shall be null and void ab initio. This Agreement (including, without limitation, the provisions of Section 10) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

        11.12    Certain Definitions.    For purposes of this Agreement, the term:

        (a)   "Affiliate" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person; provided, that for purposes of Section 1.6, the term "Affiliate" shall not include the family members of any employee if such family members are also employees of the Company or live within the same household; and, for the avoidance of doubt, Royal Street Communications LLC is not an Affiliate of the Company.

        (b)   "Communications Laws" means the Communications Act of 1934, as amended, codified at 47 USC Section 151 et seq., and the rules, regulations, published policies, published decisions, and published orders of the FCC promulgated thereunder.

        (c)   "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

        (d)   "Permitted Liens" shall mean any Claims arising under the Senior Secured Credit Facility or any other Claims that constitute "Permitted Liens" as defined in the Senior Secured Credit Facility;

        (e)   "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof;

        (f)    "Senior Secured Credit Facility" means that certain $500,000,000 First Lien Credit Agreement, dated as of May 31, 2005, among MetroPCS, Inc., MetroPCS Wireless, Inc. as Borrower, the Several Lenders for Time to Time Parties Hereto, Bear Stearns Corporate Lending Inc., as Administrative Agent and Syndication Agent, Bear, Stearns & Co. Inc., as Sole Lead Arranger and Sole Bookrunner and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Documentation Agent, as amended and supplemented from time to time (including any Incremental Commitments, as defined therein), and that certain $250,000,000 Second Lien Credit Agreement, dated as of May 31, 2005, among MetroPCS, Inc., MetroPCS Wireless, Inc., as Borrower, the Several Lenders from Time to Time Parties Hereto, Merrill Lynch Capital Corporation, as Administrative Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and Bear, Stearns & Co. Inc., as Sole Lead Arranger and Sole Bookrunner, as amended and supplemented from time to time (including any Incremental Commitments, as defined therein); and

        (g)   "Subsidiary" of a Person means any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other

        Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a "qualifying share" of the former Person shall be deemed to be outstanding.

        11.13    List of Defined Terms.

10% or Greater Stockholder	Section 2.8(i)
1995 Stock Option Plan	Section 2.4(a)
2004 Equity Plan	Section 2.4(a)
Act	Section 11.2
Agreement	Introduction
Arbitrator	Section 11.7(a)
Base Balance Sheet	Section 2.6
Bylaws	Section 2.1
Certificate of Incorporation	Introduction

Claims	Section 1.4
Class A Common Stock	Section 1.1
Closing	Section 1.4
Closing Date	Section 1.4
Code	Section 2.11(a)
Common Conversion Shares	Section 1.1
Common Stock	Introduction
Common Stock Minimum Amount	Section 1.6(e)
Communications Act	Section 2.20
Company	Introduction
DGCL	Section 1.1
Disclosure Schedule	Section 2
Eligible Holders	Section 1.6(b)
Employee Benefit Program	Section 2.17(a)
Employee Option Plans	Section 2.4(a)
ERISA	Section 2.17(a)
Escrow Agent	Section 1.4
Escrow Agreement	Section 1.5(a)
Escrow Interest	Section l.5(c)
Existing Stockholders Agreement	Section 2.22
Expiration Date	Section 1.6(c)
FCC	Section 2.20(a)
Filing Date	Section 11.7(b)
Foreign Person	Section 2.11(a)
GAAP	Section 2.6
HSR Act	Section 2.2
Interim Period	Section 5.1
Investor(s)	Introduction
Investor Indemnified Party(ies)	Section 10.2
IRS	Section 2.11(a)
Licensees	Section 2.20(b)
Licenses	Section 2.20(a)
Losses	Section 10.2
Majority Interest	Section 11.1(b)

Material Adverse Effect	Section 2.1
Maximum Percentage	Section 1.6(e)
Offer Materials	Section 1.6(b)
Options	Section 1.6(b)
Participating Holders	Introduction
PCS	Section 2.9
Permits	Section 2.16
Purchase Price	Section 1.2
Purchaser	Section 5.6(a)
Put Closing	Section 5.6(b)(ii)
Put Closing Date	Section 5.6(b)(ii)
Put Exercise	Section 5.6(b)(i)
Put Notice	Section 5.6(b)(i)
Put Price	Section 5.6(b)(iii)
Put Right	Section 5.6(b)
Secondary Purchase Competing Transaction	Section 5.4(a)
Securities	Section 1.1
Securities Act	Section 3.1
Series D Preferred Stock	Introduction
Series D Preferred Stock Minimum Amount	Section 1.6(e)
Series E Preferred Shares	Section 1.1
Series E Preferred Stock	Introduction
Stockholders	Introduction
Stockholders Agreement	Introduction
Taxes	Section 2.11(a)
Tender Offer	Introduction
Tender Offer Closing Date	Section 1.6(h)
Tender Offer Conditions	Section 5.7
Tender Offer Purchase	Introduction
Tender Prices	Section 1.6(a)(ii)
Tendered Securities	Section 1.6(c)
Waiver	Section 2.22
Warrants	Section 1.6(b)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:
METROPCS COMMUNICATIONS, INC.
By:	/s/ ROGER D. LINQUIST Roger D. Linquist Chairman, President and Chief Executive Officer
INVESTORS:
MADISON DEARBORN CAPITAL PARTNERS IV, L.P.
By:	Madison Dearborn Partners IV, L.P., its General Partner
By:	Madison Dearborn Partners, L.L.C., its General Partner
By:	/s/ MARK B. TAESNOWSHI
Name:	Mark B. Taesnowshi
Its:	Managing Director
TA IX L.P.
By:	TA Associates IX LLC, its General Partner
By:	TA Associates, Inc., its Manager
By:	/s/ KENNETH T. SCHICIANO
Name:
Its:

SIGNATURE PAGE TO
STOCK PURCHASE AGREEMENT

TA/ATLANTIC AND PACIFIC IV L.P.
By:	TA Associates AP IV L.P., its General Partner
By:	TA Associates, Inc., its General Partner
By:	/s/ KENNETH T. SCHICIANO
Name:
Its:
TA ATLANTIC AND PACIFIC V L.P.
By:	TA Associates AP V L.P., its General Partner
By:	TA Associates, Inc., its General Partner
By:	/s/ KENNETH T. SCHICIANO
Name:
Its:
TA STRATEGIC PARTNERS FUND A L.P.
By:	TA Associates SPF L.P., its General Partner
By:	TA Associates, Inc., its General Partner
By:	/s/ KENNETH T. SCHICIANO
Name:
Its:

SIGNATURE PAGE TO
STOCK PURCHASE AGREEMENT

TA STRATEGIC PARTNERS FUND B L.P.
By:	TA Associates SPF L.P., its General Partner
By:	TA Associates, Inc., its General Partner
By:	/s/ KENNETH T. SCHICIANO
Name:
Its:
TA INVESTORS II, L.P.
By:	TA Associates, Inc., its General Partner
By:	/s/ KENNETH T. SCHICIANO
Name:
Its:

SIGNATURE PAGE TO
STOCK PURCHASE AGREEMENT

EXHIBIT A

SCHEDULE OF INVESTORS

Investor	Series E Preferred Shares
Madison Dearborn Capital Partners IV, L.P.	250,000
TA IX L.P.	160,994
TA Atlantic and Pacific V L.P.	64,398
TA/Atlantic and Pacific IV L.P.	17,500
TA Strategic Partners Fund A L.P.	3,296
TA Strategic Partners Fund B L.P.	592
TA Investors II L.P.	3,220

Total:	500,000

EXHIBIT B

SCHEDULE OF STOCKHOLDERS

[TO COME]

EXHIBIT C

SECOND AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION

[See Attached]

EXHIBIT D

FORM OF SECOND AMENDED AND
RESTATED STOCKHOLDERS AGREEMENT

[See Attached]

EXHIBIT E

FORM OF ESCROW AGREEMENT

[See Attached]

EXHIBIT F

FORM OF LETTER OF TRANSMITTAL

[See Attached]

EXHIBIT G

FORM OF WAIVER

[See Attached]

EXHIBIT H

CERTIFICATE OF CORRECTION

[See Attached]

EXHIBIT I

MANAGEMENT RIGHTS LETTER

[See Attached]

EXHIBIT J

FORM OF OPINION OF COUNSEL

[See Attached]

EXHIBIT K

FORM OF DIRECTOR INDEMNIFICATION AGREEMENT

[See Attached]

EXHIBIT L

FORM OF JOINDER AGREEMENT

[See Attached]

QuickLinks

INDEX
STOCK PURCHASE AGREEMENT
EXHIBIT A SCHEDULE OF INVESTORS
EXHIBIT B SCHEDULE OF STOCKHOLDERS
EXHIBIT C SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
EXHIBIT D FORM OF SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
EXHIBIT E FORM OF ESCROW AGREEMENT
EXHIBIT F FORM OF LETTER OF TRANSMITTAL
EXHIBIT G FORM OF WAIVER
EXHIBIT H CERTIFICATE OF CORRECTION
EXHIBIT I MANAGEMENT RIGHTS LETTER
EXHIBIT J FORM OF OPINION OF COUNSEL
EXHIBIT K FORM OF DIRECTOR INDEMNIFICATION AGREEMENT
EXHIBIT L FORM OF JOINDER AGREEMENT